ASSET PURCHASE AGREEMENT

Between

sxr Uranium One Inc., Uranium One Utah Inc., Uranium One Ventures
U.S.A. Inc. and Uranium One Exploration U.S.A. Inc.

and

U.S. Energy Corp., Crested Corp., USECB Joint Venture (a joint venture between U.S. Energy Corp. and Crested Corp.), Plateau Resources Limited,
Plateau Resources Limited, Inc. and U.S. Uranium Ltd.

made as of

February 22, 2007

Table of Contents
Recitals			1
I.	Definitions		2
II.	Purchase of Acquired Assets and Closing		9
	2.1	Purchase and Sale of Acquired Assets	9
	2.2	Excluded Assets	11
	2.3	Assumption of Assumed Liabilities	11
	2.4	Retained Liabilities	11
	2.5	Purchase Price	11
	2.6	Additional Consideration	12
	2.7	Operating Expenses	12
	2.8	The Closing	13
	2.9	Resale Restrictions	16
	2.10	Allocation of Purchase Price Among Assets	17
	2.11	Allocation of Purchase Price Among Sellers	18
	2.12	Data Delivery	18
	2.13	Further Assurances	18
III.	Representations and Warranties of the Sellers		188
	3.1	Incorporation; Power and Authority	18
	3.2	Valid and Binding Agreement	18
	3.3	No Breach; Consents	19
	3.4	Capitalization	20
	3.5	Absence of Certain Developments	20
	3.6	Property	20
	3.7	Tax Matters	21
	3.8	Material Contracts	22
	3.9	Litigation	22
	3.10	Insurance	23
	3.11	Compliance with Laws; Governmental Authorizations	23
	3.12	Environmental Matters	23
	3.13	Employees; Employee Benefits	25
	3.14	Affiliate Transactions	25
	3.15	Brokerage	26
	3.16	Availability of Documents	26
	3.17	Disclosure	26
	3.18	Investment	26
IV.	Representations and Warranties of Buyer Parties		277
	4.1	Incorporation; Power and Authority	27
	4.2	Valid and Binding Agreement	27
	4.3	No Breach; Consents	27
	4.4	Brokerage	27
	4.5	Sophistication	28

	4.6	Uranium One Common Shares	28
	4.7	SEDAR Filings; Financial Statements	28
V.	Agreements of the Sellers		288
	5.1	Conduct of the Business	28
	5.2	Notice of Developments	29
	5.3	Access	29
	5.4	Conditions	29
	5.5	No Sale	29
	5.6	Post-Closing Access	30
	5.7	Litigation Support	30
	5.8	Confidentiality	30
	5.9	Assignment of Confidentiality Agreements	31
	5.10	Covenant Not to Compete	31
	5.11	Payment of All Taxes Resulting From Sale of Assets by the Sellers	32
	5.12	Removing Excluded Assets	32
	5.13	Title Covenants	33
	5.14	Memorandum of Restriction	33
	5.15	Nu Star	34
VI.	Agreements of Buyer Parties		344
	6.1	Conditions	34
	6.2	Listing	34
	6.3	Use of Sellers’ Names	34
	6.4	Post-Closing Access	34
VII.	Consents and Regulatory Filings		355
	7.1	Consents, Authorizations and Regulatory Filings	35
	7.2	Further Assurances	36
	7.3	No Reorganization	36
VIII.	Conditions to Closing		366
	8.1	Conditions to Buyer Parties’ Obligations	36
	8.2	Conditions to the Sellers’ Obligations	38
IX.	Termination		399
	9.1	Termination	39
	9.2	Effect of Termination	41
X.	Indemnification		411
	10.1	Indemnification by the Sellers	41
	10.2	Indemnification by Buyer Parties	42
	10.3	Third-Party Actions Against Buyer Parties	44
	10.4	Third-Party Actions Against Sellers	45
	10.5	Sole and Exclusive Remedy	46
	10.6	Tax Adjustment	46
	10.7	Indemnification in Case of Strict Liability or Indemnitee Negligence	46

XI.	General		477
	11.1	Press Releases and Announcements	47
	11.2	Expenses	47
	11.3	Amendment and Waiver	47
	11.4	Notices	47
	11.5	Assignment	49
	11.6	No Third-Party Beneficiaries	50
	11.7	No Partnership and No Corporate Opportunity	50
	11.8	Severability	50
	11.9	Complete Agreement	50
	11.10	Schedules	50
	11.11	Signatures; Counterparts	51
	11.12	Governing Law	51
	11.13	Specific Performance	51
	11.14	Jurisdiction	51
	11.15	Waiver of Jury Trial	51
	11.16	Construction	52
	11.17	Currency	52
	11.18	Time of Essence	52
Signatures			533

Exhibit A - Form of Royalty Agreement
Exhibit B - Forms of Bill of Sale
Exhibit C - Forms of Special Warranty Deed for Fee Property
Exhibit D - Forms of Quitclaim Deed for Unpatented Mining Claims
Exhibit E - Forms of Quitclaim Deed for Water Rights
Exhibit F - Forms of Assignment and Assumption Agreement
Exhibit G - Forms of FIRPTA Certificate
Exhibit H - Form of Declaration for Removal of Legend
Exhibit I - Non-Compete Zone
Exhibit J - Forms of Lien Documents
Exhibit K- Form of Canadian Accredited Investor Certificate
Exhibit L - Form of Escrow Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) between Uranium One Utah Inc., a Delaware corporation (“Uranium One Utah”), Uranium One Ventures U.S.A. Inc., a Delaware corporation (“Uranium One Ventures”), and Uranium One Exploration U.S.A. Inc., a Delaware corporation (“Uranium One Exploration”) (each of Uranium One Utah, Uranium One Ventures and Uranium One Exploration, a “Buyer”, and collectively, “Buyers”), sxr Uranium One Inc., a Canadian corporation (“Uranium One”) (Uranium One and each Buyer, a “Buyer Party”, and collectively, “Buyer Parties”), U.S. Energy Corp., a Wyoming corporation (“USE”), Crested Corp., a Colorado corporation (“Crested”), USECB joint venture, a joint venture between USE and Crested commonly referred to as USE/CC (“USE/CC”), Plateau Resources Limited, a dissolved Utah corporation (“Old Plateau”), Plateau Resources Limited, Inc., a Utah corporation (“New Plateau”) and U.S. Uranium Ltd., a Wyoming corporation (“USUL”) (each of USUL, USE, Crested, USE/CC, Old Plateau and New Plateau, a “Seller”, and collectively, “Sellers”) is made as of February 22, 2007.

Recitals

WHEREAS, the Sellers own certain uranium assets in the United States, including the Shootaring Canyon uranium mill and certain exploration properties described in Section 2.1 of this Agreement (“Acquired Assets”).

WHEREAS, the Sellers desire to sell, and Buyers desire to buy the Acquired Assets on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, USE, Crested and Uranium One previously entered into an exclusivity agreement dated as of July 10, 2006 and extended on January 2, 2007, a term sheet dated June 22, 2006, and a confidentiality agreement dated July 10, 2006, each of which is superseded and terminated by this Agreement.

WHEREAS, USE, Crested, USUL and each holder of USUL securities have entered into an agreement and release (the “USUL Agreement and Release”) in the form delivered to Uranium One.

WHEREAS, Uranium Power Corp., a British Columbia corporation (“UPC”), has entered into an amendment to agreements effective January 31, 2007 with USE, Crested and USE/CC (the “UPC Amendment”) and a consent, waiver and agreement effective January 31, 2007 in favor of the Sellers and the Buyer Parties (the “UPC Waiver”), whereby UPC has approved the transactions contemplated by this Agreement and agreed to certain matters relating to the existing agreements among UPC, USE, Crested and USE/CC and the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I. Definitions

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Contracts” has the meaning set forth in Section 2.1(d).

“Additional Consideration” has the meaning set forth in Section 2.6(a).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Ancillary Agreements” means the USUL Agreement and Release, the UPC Amendment, the UPC Waiver, and the Royalty Agreement.

“Applicable Percentage” has the meaning set forth in Section 11.5(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.8(b)(i)(J).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Basket Amount” has the meaning set forth in Section 10.1(b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which the banks are generally closed for business in either Denver, Colorado, USA or Toronto, Canada.

“Buyer” and “Buyers” have the meaning set forth in the first paragraph of this Agreement.

“Buyer Claim” has the meaning set forth in Section 10.1(d).

“Buyer Indemnified Parties” has the meaning set forth in Section 10.3(a).

“Buyer Losses” has the meaning set forth in Section 10.1(a).

“Buyer Party” and “Buyer Parties” have the meaning set forth in the first paragraph of this Agreement.

“Buyer Third-Party Action” has the meaning set forth in Section 10.3(a).

“Canadian GAAP” means generally accepted accounting principles in Canada, as in effect from time to time.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Closing” has the meaning set forth in Section 2.8.

“Closing Date” has the meaning set forth in Section 2.8.

“Closing Update” has the meaning set forth in Section 2.8(b)(i)(B).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 5.8(a).

“Confidentiality Agreement” means the confidentiality agreement dated as of July 10, 2006 by and between USE, Crested and Uranium One.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written. “Crested” has the meaning set forth in the first paragraph of this Agreement.

“Data” means all written materials, data and records of any kind, whether in paper, electronic or other form, including, but not limited to, (i) all records, reports, opinions, maps and summaries relating or representing title to the Real Property, (ii) geological and hydrological data, estimates of reserves and resources and Environmental Reports, (iii) drilling data, (iv) production reports and records, (v) equipment logs, (vi) service, warranty and claim records, (vii) records relating to the Inventories, (viii) maintenance records and other documents relating to the Real Property and the Tangible Personal Property, (ix) purchase orders and invoices, (x) material safety data sheets, (xi) operating guides and manuals, (xii) correspondence, (xiii) the Records, (xiv) plans and specifications, plats, surveys, drawings, maps, blueprints and photographs, (xv) Contracts and records related to Contracts, and (xvi) financial and transaction data within the possession of any Seller.

“Disclosure Schedule” means the schedule delivered by the Sellers to the Buyers two
Business Days prior to the date of this Agreement.

“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Costs” has the meaning set forth in Section 3.12(a)(i).

“Environmental Law” has the meaning set forth in Section 3.12(a)(ii).

“Environmental Reports” has the meaning set forth in Section 3.12(i).

“ERISA” has the meaning set forth in Section 3.13(b).

“Escrow Funds” has the meaning set forth in Section 5.13(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Assets” has the meaning set forth in Section 2.1(l).

“Exclusivity Agreement” means the exclusivity agreement dated as of July 10, 2006 and extended on January 2, 2007 by and between USE, Crested and Uranium One.

“Exon-Florio Filing” has the meaning set forth in Section 7.1(b).

“Fee Property” has the meaning set forth in Section 3.6(a).

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Green River Letter Agreement” means the letter agreement among UPC, USE, Crested and USE/CC dated May 9, 2006 relating to Green River North and Green River South.

“Green River North” means the 10 unpatented mining claims described in Exhibit B to the Green River Letter Agreement.

“Green River South” means the unpatented mining claims and state mineral leases described in Exhibit A to the Sahara Agreement.

“Hazardous Materials” has the meaning set forth in Section 3.12(a)(iii).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnification Limit” means Fifty Million Dollars ($50,000,000).

“Insider” means (i) a shareholder, officer, director or employee of any Seller, or (ii) any entity in which any of the Persons described in clause (i) owns any beneficial interest (other than less than five percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange).

“Inventories” has the meaning set forth in Section 2.1(c)

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Sellers” means the actual knowledge of any of Keith G. Larsen, Mark J. Larsen, Harold F. Herron, R. Scott Lorimer, Steven R. Youngbauer, Fredrick R. Craft or James D. Rasmussen, and any fact or circumstance of which any one of them has received notice.

“Law” means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.

“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted.

“List” has the meaning set forth in Section 3.12(a)(iv).

“Litigation” means any claim, action, arbitration, mediation, hearing, governmental investigation, proceeding, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or mediator.

“Loss” means any Litigation, Governmental Order, complaint, claim, demand, damage, deficiency, penalty, fine, cost, amount paid in settlement, liability, obligation, Tax, Encumbrance, loss, expense or fee, including court costs and attorneys’ fees and expenses.

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could have, a material adverse effect on the assets, properties, condition (financial or otherwise), results of operations, supplier or employee relationships of the Sellers relating to the Acquired Assets.

“Material Contracts” has the meaning set forth in Section 3.8(a).

“New Permits” has the meaning set forth in Section 7.1(e).

“New Plateau” has the meaning set forth in the first paragraph of this Agreement.

“Non-Compete Zone” means (i) the Real Property, (ii) the Breccia Pipes “fly zone”, as further described on Exhibit I, and (iii) an area of approximately five miles surrounding the outside boundary of the Real Property and the Breccia Pipes “fly zone”, as further described on Exhibit I.

“Non-Conflicting Data” has the meaning set forth in Section 5.8(d).

“Nu Star Agreements” has the meaning set forth in Section 5.15.

“Nu Star Letter Agreement” has the meaning set forth in Section 5.15.

“Old Plateau” has the meaning set forth in the first paragraph of this Agreement.

“Ordinary Course of Business” means the ordinary course of business of the Sellers relating to the Acquired Assets consistent with past custom and practice (including with respect to quantity and frequency).

“Payment Guarantee” has the meaning set forth in Section 11.5(a).

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments (except assessments for public improvements levied, pending or deferred against the Fee Property or the Patented Claims) that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest), (ii) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (iii) survey exceptions, easements, rights of way and restrictions, and zoning ordinances affecting the Real Property, (iv) statutory Encumbrances in favor of lessors arising in connection with any property leased to the Sellers, (v) reservations in federal patents, (vi) liens of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of social security, (vii) rights reserved to or vested in any Governmental Entity to control or regulate any interest in the Real Property as imposed by applicable Law, (viii) Encumbrances of record as of August 5, 2006, excluding such Encumbrances created by, through or under the Sellers; (ix) Encumbrances listed on Schedule 1.1(a) which are permitted to survive the Closing; and (x) royalties of record as of August 5, 2006.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Pre-Closing Consent” has the meaning set forth in Section 7.1(a).

“Process Agent” has the meaning set forth in Section 11.14.

“Property Acquisition Expenses” has the meaning set forth in Section 2.7(b).

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Purchase Price Shares” has the meaning set forth in Section 2.5(a).

“Real Property” has the meaning set forth in Section 2.1(a).

“Records” means all of the Sellers’ records relating to the Shootaring Canyon Mill and Utah Department of Environmental Quality, Division of Radiation Control Radioactive Material License UT 0900480.

“Regulatory Action” has the meaning set forth in Section 3.12(a)(v).

“Reimbursable Expenses” has the meaning set forth in Section 2.7(a).

“Release” has the meaning set forth in Section 3.12(a)(vi).

“Remedies Exception,” when used with respect to the enforceability of any Contract or obligation or with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Required Consents” has the meaning set forth in Section 7.1.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“Return” means any return, declaration, report, estimate, information return or statement pertaining to any Taxes.

“Royalty Agreement” means the royalty agreement to be entered into between Uranium One Utah and USE as of the Closing Date in the form of Exhibit A.

“Sahara Agreement” means the amended and restated option and joint venture agreement - Sahara mine property, Emery County, Utah, dated April 15, 2006 between UPC and Uranium Group LLC.

“Scheduled Bonds” has the meaning set forth in Section 7.1(c).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules or regulations thereunder.

“Seller” and “Sellers” have the meaning set forth in the first paragraph of this Agreement.

“Seller Basket Amount” has the meaning set forth in Section 10.2(b).

“Seller Indemnified Parties” has the meaning set forth in Section 10.4(a).

“Seller Losses” has the meaning set forth in Section 10.2(a).

“Seller Required Consents” has the meaning set forth in Section 3.3(a).

“Seller Third-Party Action” has the meaning set forth in Section 10.4(a).

“Shootaring Canyon Mill” means the Shootaring Canyon uranium mill and associated facilities located in Garfield County, Utah, on State Highway 276 approximately 13 miles north of Bullfrog Basin Marina and 48 miles south of Hanksville, Utah.

“Software” means the existing computer programs or data in computerized form, whether in object code, source code or other form currently in use at the Shootaring Canyon Mill.

“Subsidiary” means any Person in which any ownership interest is owned, directly or indirectly, by another Person.

“Tangible Personal Property” has the meaning set forth in Section 2.1(b).

“Tax Affiliate” means the Sellers and any other Person that is or was a member of an affiliated, combined or unitary group of which any Seller is or was a member.

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon the Sellers or any Tax Affiliate.

“Term Sheet” means the term sheet dated as of June 22, 2006 by and between USE, Crested and Uranium One.

“Third-Party Environmental Claim” has the meaning set forth in Section 3.12(a)(vii).

“Title Curative” has the meaning set forth in Section 5.13(a).

“Title Curative Costs” has the meaning set forth in Section 5.13(a).

“Title Defects” has the meaning set forth in Section 5.13(a).

“Title Escrow” has the meaning set forth in Section 5.13(b).

“Title Review Summary” has the meaning set forth in Section 5.13(a).

“Transferee” has the meaning set forth in Section 11.5(b).

“Treasury Regulations” means the rules and regulations under the Code.

“Unpatented Mining Claims” has the meaning set forth in Section 3.6(a).

“UPC” has the meaning set forth in the recitals.

“UPC Amendment” has the meaning set forth in the Recitals.

“UPC Existing Agreement” means any agreement entered into between UPC and any of the Sellers prior to the date of this Agreement and any agreement in which UPC has granted an interest to any Seller, or any Seller has granted an interest to UPC, including, without limitation, (i) the letter agreement dated October 29, 2004 among UPC (formerly known as Bell Coast Capital Corp.), USE and USE/CC; (ii) the revised letter agreement dated November 24, 2004 among UPC, USE and USE/CC; (iii) the amendment to the letter agreement dated December 3, 2004 among UPC, USE and USE/CC; (iv) the purchase and sales agreement dated December 8, 2004 among UPC, USE, Crested and USE/CC; (v) the mining venture agreement dated April 11, 2005 among UPC, USE, Crested and USE/CC; (vi) the amended letter agreement dated August 22, 2005 among UPC, USE, Crested and USE/CC; (vii) the Green River Letter Agreement; and (viii) the Sahara Agreement; and (ix) the UPC Amendment.

“UPC-Related Payment” means a cash payment from the Buyers to the Sellers at the Closing relating to the assignment to Uranium One Ventures of the Sellers’ rights to receive certain cash and common share payments scheduled to be made by UPC to the Sellers after the Closing Date pursuant to certain of the UPC Existing Agreements. The amount of the UPC-Related Payment shall be (i) $4,100,000, plus (ii) the amount in U.S. dollars calculated by multiplying (A) 1,500,000, by (B) the volume weighted average closing price of the UPC common shares on the TSX Venture Exchange during the ten trading days ending five calendar days prior to the Closing Date, converted into U.S. dollars using the noon buying rate for Canadian dollars in New York certified by the Federal Reserve Bank of New York for customs purposes on the tenth of such ten trading days, less (iii) a discount to the amounts specified in subsections (i) and (ii) based on a 5.25% annual discount rate schedule that has been separately agreed between the Sellers and the Buyer Parties.

“UPC Waiver” has the meaning set forth in the Recitals.

“Uranium One” has the meaning set forth in the first paragraph of this Agreement.

“Uranium One Common Shares” means common shares in the capital of Uranium One.

“Uranium One Exploration” has the meaning set forth in the first paragraph of this Agreement.

“Uranium One SEDAR Reports” has the meaning set forth in Section 4.7(a).

“Uranium One Utah” has the meaning set forth in the first paragraph of this Agreement.

“Uranium One Ventures” has the meaning set forth in the first paragraph of this Agreement.

“USE” has the meaning set forth in the first paragraph of this Agreement.

“USE/CC” has the meaning set forth in the first paragraph of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“USUL” has the meaning set forth in the first paragraph of this Agreement.

“USUL Agreement and Release” has the meaning set forth in the Recitals.

“Water Rights” has the meaning set forth in Section 3.6(a).

II. Purchase of Acquired Assets and Closing

2.1 Purchase and Sale of Acquired Assets. At the Closing and on the terms and subject to the conditions set forth in this Agreement, each Seller agrees to sell to each Buyer, and each Buyer agree to buy from such Seller, as set forth on Schedule 2.1, free and clear of all

Encumbrances other than Permitted Encumbrances, all right, title and interest in and related to the following assets (the “Acquired Assets”):

(a) the Fee Property, Unpatented Mining Claims and Water Rights listed in Schedule 2.1(a)(i), and all improvements and fixtures thereon and all rights and easements appurtenant thereto, including, without limitation, those improvements, fixtures, rights and easements set forth on Schedule 2.1(a)(ii) (collectively, the “Real Property”);

(b) the machinery and equipment listed in Schedule 2.1(b), all items of tangible personal property located at the Shootaring Canyon Mill except for those excluded items listed in Schedule 2.2, and any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof, rights of return, rebate rights, over-payment recovery rights and any other rights of the Sellers relating to these items (the “Tangible Personal Property”);

(c) all inventories associated with the Acquired Assets, including all finished goods, work in process, raw materials, ingredients, spare parts, packaging and all other materials and supplies to be used, consumed, sold, resold or distributed by the Sellers, together with any express or implied warranty by the manufacturers or sellers of any item or component part thereof, rights of return, rebate rights, over-payment recovery rights and the Sellers’ rights related to any of the foregoing (the “Inventories”);

(d) all Material Contracts listed in Schedule 3.8 except those Material Contracts or portions of Material Contracts that Schedule 3.8 identifies as “Excluded Contracts” (the “Acquired Contracts”);

(e) subject to the procedures set forth in Article VII related to Required Consents, all Governmental Authorizations related to the Acquired Assets held by the Sellers, including the Governmental Authorizations listed on Schedule 3.11(b), and all pending applications for or renewals of Governmental Authorizations related to the Acquired Assets;

(f) all Software;

(g) all insurance benefits related to the Acquired Assets or the Assumed Liabilities, including rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities with respect to events and occurrences prior to the Closing Date;

(h) all of the Sellers’ claims against third parties related to the Acquired Assets or the Assumed Liabilities, known or unknown, contingent or noncontingent;

(i) all of the Sellers’ accounts receivable from UPC;

(j) all Records;

(k) all Data related to the Acquired Assets specified in Section 2.1(a) through Section 2.1(i); and

(l) all Data related to the Non-Compete Zone.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, all assets that are not Acquired Assets shall not be conveyed, assigned, or transferred from any Seller to any Buyer (the “Excluded Assets”). Certain Excluded Assets located on or near the Acquired Assets are set forth on Schedule 2.2.

2.3 Assumption of Assumed Liabilities. At the Closing and on the terms and subject to the conditions set forth in this Agreement, each Buyer agrees to assume, severally and not jointly, as set forth on Schedule 2.3, only the following Liabilities of the Sellers (the “Assumed Liabilities”):

(a) All Liabilities arising or to be performed after the Closing under (i) all Acquired Contracts as in effect on the date of this Agreement, and (ii) all Acquired Contracts described in (i) to the extent the same are amended after the date of this Agreement in accordance with this Agreement, in each case other than any Liability arising out of or relating to a breach that occurred prior to the Closing;

(b) All Liabilities arising or to be performed after the Closing related to any Permitted Encumbrance; and

(c) All Liabilities related to the Acquired Assets that accrue or are incurred on or after the Closing.

2.4 Retained Liabilities. The parties specifically acknowledge that Buyers are not agreeing to assume any Liability of the Sellers, whether related to the Acquired Assets or otherwise, other than the Assumed Liabilities and that nothing in this Agreement, including this Section 2.4, will be construed as an agreement otherwise. All Liabilities of the Sellers other than the Assumed Liabilities will be retained by the Sellers and remain the sole responsibility of the Sellers following the Closing (the “Retained Liabilities”).

2.5 Purchase Price.

(a) The aggregate consideration for the Acquired Assets (the “Purchase Price”) is (i) $750,000 in cash, which was paid in advance on July 13, 2006, plus (ii) 6,607,605 Uranium One Common Shares (the “Purchase Price Shares”) to be delivered at Closing, plus (iii) the UPC-Related Payment, plus (iv) the Reimbursable Expenses, plus (v) the Property Acquisition Expenses, plus (vi) the Additional Consideration, plus (vii) the assumption by Buyers of the Assumed Liabilities pursuant to the Assignment and Assumption Agreement. The number of Purchase Price Shares is subject to equitable adjustment in the event that, prior to the Closing Date, there is any share split, subdivision, combination, share dividend, extraordinary dividend or reorganization involving the Uranium One Common Shares.

(b) Except as provided in this Section 2.5(b), all property and ad valorem Taxes, leasehold rentals and other customarily proratable items relating to the Acquired Assets payable prior to or subsequent to the Closing Date and relating to a period of time both prior to and subsequent to the Closing Date will be prorated as of the Closing between Buyers and the Sellers, and each party will pay their prorated portion at the Closing. If the actual amount of any such item is not known as of the Closing Date, such proration will be based on the previous year’s assessment of such item and the parties will adjust such proration and pay any underpayment or reimburse for any overpayment within 30 days after the actual amount becomes known. The Sellers shall pay, on or before the Closing Date, all assessments for public improvements levied, pending or deferred against the Real Property as of the Closing Date.

2.6 Additional Consideration.

(a) Upon the occurrence of the events described in this Section 2.6, Uranium One Utah will make the following additional payments (collectively, “Additional Consideration”):

(i) $20 million in cash upon Commercial Production from the Shootaring Canyon Mill; “Commercial Production” shall occur when the Shootaring Canyon Mill has been operating at 60% or more of its design capacity of 750 short tons per day for sixty consecutive days; and

(ii) $7.5 million in cash on the first delivery after Commercial Production of mineralized material to the Shootaring Canyon Mill from any of the Real Property (excluding the existing ore stockpiles on the Real Property); and

(iii) a royalty pursuant to the terms of the Royalty Agreement.

(b) All payments of the Additional Consideration shall be made to USE, acting as the agent for the Sellers, in cash, by check or by wire transfer to the account most recently designated by USE for such purpose.

(c) Sellers acknowledge that, as Buyers are under no obligation to use the Acquired Assets, there can be no assurance that any Additional Consideration will be received.

2.7 Operating Expenses.

(a) At the Closing, Uranium One Utah will pay the Sellers (i) $810,371.23, which represents Sellers’ expenditures relating to the Acquired Assets that were incurred by Sellers between July 10, 2006 and the date of this Agreement and that were approved by the Buyers, (ii) $441,049.49, which represents that portion of the Sellers’ expenditures relating to Green River South that were incurred by Sellers between July 10, 2006 and the date of this Agreement and that were approved by the Buyers, and (iii) the out-of-pocket third party expenditures of the Sellers with respect to the Acquired Assets between the date of this Agreement and the Closing Date, but only to the extent that such expenditures are approved by the Buyers in writing and actually incurred by the Sellers prior to the Closing Date (collectively, the “Reimbursable Expenses”).  The Sellers will keep the Buyers reasonably informed of all expenditures incurred by the Sellers with respect to the Acquired Assets prior to the Closing, and will provide the Buyers with a final accounting of all Reimbursable Expenses at least three Business Days prior to the Closing Date.

(b) The Sellers certify that since July 10, 2006, they have acquired each of the properties set forth on Schedule 2.7(b) at a cost to the Sellers equal to the amounts specified on Schedule 2.7(b). At the Closing, pursuant to paragraph 1(c) of the Exclusivity Agreement, the Buyer identified on Schedule 2.1 as the purchaser of such property will, jointly and not severally, pay the applicable Seller an amount equal to 105% of such third party payments (the “Property Acquisition Expenses”). The Sellers agree that the properties set forth on Schedule 2.7(b) are the only properties that the Sellers identified to Buyer Parties as potential acquisition targets pursuant to paragraph 1(c) of the Exclusivity Agreement.

(c) If Sellers propose to acquire any uranium-related properties between the date of this Agreement and the date of Closing, Sellers shall first provide Buyers with a written description of the property proposed to be acquired and the complete terms of the acquisition, including the cost of the acquisition to the Sellers. If Buyers approve such acquisition in writing, the Sellers shall complete such acquisition on the terms disclosed to the Buyers and promptly notify Buyers of the completion of such acquisition. All properties acquired by the Sellers with the Buyers’ consent pursuant to this Section 2.7(c) shall be deemed to be Acquired Assets, in the same category or categories of Acquired Assets as would have applied to such assets had they been owned by the Sellers on the date of this Agreement, and all representations, warranties, covenants and agreements in this Agreement shall apply to and in respect of such assets to the same extent as they would have applied to and in respect of such assets had they been owned by the Sellers on the date of this Agreement. At the Closing, the Buyer or Buyers purchasing such Acquired Assets (as determined in the Buyers’ sole discretion) shall pay Sellers, as part of the Property Acquisition Expenses, an amount equal to 105% of the acquisition cost approved by the Buyers and actually incurred by the Sellers. Sellers shall not acquire any uranium-related properties between the date of this Agreement and the date of Closing, except in compliance with the procedures described in this Section 2.7(c). In addition, notwithstanding the foregoing, the Sellers shall not acquire any uranium-related properties within the five business day period immediately prior to the Closing Date, unless Buyers have specifically waived this provision. The Closing Update shall include all assets purchased by the Sellers pursuant to this Section 2.7(c).

(d) Any payment of Reimbursable Expenses or Property Acquisition Expenses under this Section 2.7 will be, for Tax purposes, to the extent permitted by Law, an adjustment to the Purchase Price and part of the consideration paid for the Acquired Assets and subject to the allocation agreed upon under Section 2.10. All payments of the Reimbursable Expenses and Property Acquisition Expenses will be made to USE, acting as the agent for the Sellers, in cash, by check or by wire transfer to the account designated by USE for such purpose. If the Closing does not occur for any reason, the Buyer Parties shall have no liability to provide the Sellers with any reimbursement on account of the Reimbursable Expenses or the Property Acquisition Expenses, even if the Buyer Parties shall have approved, and the Sellers shall have incurred, the same.

2.8 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Dorsey & Whitney LLP at Denver, Colorado at 9:00 a.m. on the later of April 30, 2007 or as soon thereafter as reasonably possible following satisfaction of the conditions set forth in Article VIII (the “Closing Date”) or at such other place and on such other date as may be mutually agreed by the Buyers and the Sellers, in which case Closing Date means the date so agreed. The Closing will be effective as of the close of business on the Closing Date.

(b) Subject to the conditions set forth in this Agreement, on the Closing Date:

(i) the Sellers will deliver to the Buyers:

(A) a certificate of an appropriate officer of each Seller dated the Closing Date stating that the conditions set forth in Section 8.1 have been satisfied;

(B) an updated version of the Disclosure Schedule (the “Closing Update”), prepared as though this Agreement has been dated as of the Closing Date, a good faith draft of which will have been submitted to Buyers no later than five Business Days prior to the Closing Date;

(C) for each Seller, the text of the resolutions adopted by the board of directors of the Seller (or the management committee in the case of USE/CC) authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of the Seller;

(D) for each of Old Plateau and New Plateau, the text of the resolutions adopted by USE, as sole shareholder, approving the transactions contemplated by this Agreement, certified by an appropriate officer of such Seller;

(E) the text of the resolution adopted by USE and Crested, as the joint venture partners and 100% interest holders, approving the transactions contemplated by this Agreement, certified by an appropriate officer of USE/CC;

(F) bills of sale for the Acquired Assets that are Tangible Personal Property in the form of Exhibit B, duly executed by each Seller;

(G) special warranty deeds for all of the Fee Property in the form of Exhibit C, duly executed by each Seller;

(H) quitclaim deeds for all of the Unpatented Mining Claims in the form of Exhibit D duly executed by each Seller;

(I) quitclaims for all of the Water Rights in the form of Exhibit E duly executed by each Seller;

(J) assignments of Acquired Assets that are intangible rights and property (including Acquired Contracts and, to the extent assignable, Governmental Authorizations) in the form of Exhibit F, duly executed by each Seller, which assignments shall also contain the Buyers’ assumption of their respective Assumed Liabilities pursuant to Schedule 2.3 (the “Assignment and Assumption Agreement”);

(K) assignments of agreements, instruments, certificates and other documents necessary or appropriate, in the reasonable opinion of Buyer Parties’ counsel, to assign all of the Sellers’ rights and interests in and to the Software;

(L) a ratification of mining lease and a ratification of surface owner’s agreement, duly executed by Ellen Fox and Jennifer Jamerman McIntosh, in the forms approved to Buyers;

(M) appropriate instruments of transfer for Acquired Assets subject to certificate of title, duly executed by each Seller;

(N) the Royalty Agreement, duly executed by USE;

(O) any other instruments of transfer reasonably requested by Buyers, duly executed by the Sellers, including, without limitation, counterpart forms of transfer and assignment required by Governmental Entities;

(P) duly executed copies of all agreements, instruments, certificates and other documents necessary or appropriate to release any and all Encumbrances against the Acquired Assets, other than Permitted Encumbrances; and

(Q) a FIRPTA certificate in the form of Exhibit G, duly executed by each Seller, for purposes of satisfying Buyers’ obligations under Treasury Regulations Section 1.1445-2.

All actions to be taken in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance reasonably satisfactory to Buyers and Buyers’ counsel.

(ii) the Buyers will deliver to the Sellers:

(A) the Purchase Price Shares registered in the name of USE, acting as agent for the Sellers;

(B) payment of the UPC-Related Payment, the Reimbursable Expenses and the Property Acquisition Expenses to USE, acting as agent for the Sellers, by check or wire transfer to the account designated by the USE for such purpose;

(C) for each Buyer Party, the text of the resolutions adopted by the board of directors of Buyer Party authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Buyer Party;

(D) the Royalty Agreement, duly executed by Uranium One Utah;

(E) the Assignment and Assumption Agreement, duly executed by Buyers; and

(F) if not contained in the Assignment and Assumption, assumptions of leases or other appropriate documents for the Acquired Assets under leases, duly executed by each Buyer.

All actions to be taken in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance reasonably satisfactory to Sellers and Sellers’ counsel.

(c) All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

(d) Notwithstanding any investigation made by or on behalf of any of the parties to this Agreement or the results of any such investigation and notwithstanding the fact of, or the participation of such party in, the Closing, the representations, warranties and agreements in this Agreement will survive the Closing.

(e) The Confidentiality Agreement will terminate effective as of the Closing Date.

(f) Buyer and Seller shall each be responsible for their own sales, use, transfer, vehicle transfer, stamp, conveyance, value added or other similar Tax that may be imposed by any Governmental Entity in connection with the Closing, and Buyers shall be responsible for all recording or filing fees, notarial fees and other similar costs of Closing with respect to the purchase and sale of the Acquired Assets, or otherwise on account of this Agreement or the transactions contemplated by this Agreement.

2.9 Resale Restrictions.

(a) Each certificate representing Purchase Price Shares will be imprinted with legends substantially in the following forms:

(i) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT, (C) IN ACCORDANCE WITH RULE 144, IF AVAILABLE, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN ACCORDANCE WITH ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

provided, that, if the Shares are being sold under Rule 904 of Regulation S under the Securities Act at a time when Uranium One is a “foreign issuer” as defined in Rule 902 of Regulation S under the Securities Act, the legend may be removed by providing a declaration to Uranium One and the registrar and transfer agent for the Uranium One Common Shares, to the effect set forth in the Declaration for Removal of Legend attached as Exhibit H hereto (or such other evidence of exemption as such registrar and transfer agent or Uranium One may from time to time prescribe); and provided, further, that, if any Uranium One Common Shares are being sold under Rule 144 under the Securities Act and in compliance with applicable state securities laws, the legend may be removed by delivery to Uranium One and the registrar and transfer agent for the Uranium One Common Shares of an opinion of counsel reasonably satisfactory to Uranium One and such registrar and transfer agent to the effect that such legend is no longer required under applicable requirements of the Securities Act or state securities laws; and

(ii) UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN CANADA BEFORE <INSERT DATE THAT IS FOUR (4) MONTHS AND ONE (1) DAY AFTER CLOSING DATE>.

(b) The Sellers have the right to immediately place or sell through BMO Capital Markets all of the Purchase Price Shares, provided that the offer and sale are made in compliance with Canadian and U.S. securities laws and regulations. The Sellers agree that until the first anniversary of the Closing Date, they will not offer, sell or otherwise transfer any of the Uranium One Common Shares that they hold, directly or indirectly, including through hedging transactions, except (i) pursuant to the preceding sentence, or (ii) in a transaction that is in compliance with Rule 904 of Regulation S under the Securities Act at a time when Uranium One is a “foreign issuer” as defined in Rule 902 of Regulation S under the Securities Act, and either (A) the sale is made through the facilities of the Toronto Stock Exchange in a “brokers’ transaction” as defined in Rule 144(g) under the Securities Act or (B) prior to the sale, Uranium One provides the Sellers with its written consent to the sale, which consent may not be unreasonably withheld.

2.10 Allocation of Purchase Price Among Assets. The parties agree that $1,000,000 of the Purchase Price will be allocated as payment for the covenants under this Agreement set forth in Section 5.10. Buyers and Sellers will prepare a mutually agreed allocation of the Purchase Price (and all other capitalized costs), including any adjustment to the Purchase Price pursuant to Articles II and X among the Acquired Assets and the covenants under this Agreement in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate), which allocation shall be binding upon the Sellers. Buyers and Sellers shall finalize such allocation within 60 days after the Closing Date. Buyer Parties and the Sellers and their Affiliates shall report, act and file Returns (including Internal Revenue Service Form 8594 and any amendments thereto and any amendments thereto) in all respects and for all purposes consistent with such allocation prepared by Buyers. Neither the Buyer Parties nor the Sellers shall take any position (whether in audits, Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

2.11 Allocation of Purchase Price Among Sellers. Sellers acknowledge and agree that (a) Sellers are solely responsible for determining the allocation of the Purchase Price between the Sellers, consistent with Section 2.10, and that Buyer Parties have and accept no responsibility for determining this allocation, (b) Sellers have appointed USE as their agent to accept all payments and deliveries of any portion of the Purchase Price under the terms of this Agreement, (c) Buyer Parties’ sole responsibility with respect to the Purchase Price shall be to deliver such Purchase Price to USE in the manner provided for in this Agreement, and (d) in the event of any dispute between the Sellers as to the appropriate allocation of the Purchase Price, or any failure of USE to deliver the appropriately allocated portion to each Seller, Buyer Parties shall have no liability.

2.12 Data Delivery. Prior to the Closing, the Sellers will deliver to the Shootaring Canyon Mill and maintain at the Shootaring Canyon Mill all Records and Data that are legally required to be maintained at the Shootaring Canyon Mill. On or prior to the Closing, the Sellers will deliver to the Buyers as directed by the Buyers, all Acquired Contracts. Within 90 days after the Closing, the Sellers will deliver to the Buyers as directed by the Buyers, all other Records and Data included in the Acquired Assets.

2.13 Further Assurances. On and after the Closing Date, Buyers and Sellers will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by either party to carry out any of the provisions of this Agreement.

III. Representations and Warranties of the Sellers

The Sellers represent and warrant to the Buyer Parties that, except as described in the Disclosure Schedule, as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

3.1 Incorporation; Power and Authority.

(a) Each of USE, Crested, Old Plateau, New Plateau and USUL (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (ii) has all necessary power and authority necessary to own, lease and operate the Acquired Assets and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will become a party; provided, however, that Old Plateau was administratively dissolved on July 11, 2001.

(b) USE/CC is a joint venture of USE and Crested. USE/CC was established by, and the operations of USE/CC continue to be governed by, the joint venture agreement dated January 20, 1989 between USE and Crested. USE/CC is a contractual joint venture governed by a Management Committee, and is not incorporated or otherwise recognized under applicable state Laws as a legally separate entity.

(c) Notwithstanding the administrative dissolution of Old Plateau, each Seller (including Old Plateau) has all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will become a party.

3.2 Valid and Binding Agreement.

(a) The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements to which such Seller is or will become a party have been duly and validly authorized by all necessary corporate and shareholder action of such Seller (or, in the case of USE/CC, all necessary equivalent internal action). This Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller, enforceable in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement entered into on or prior to the date of this Agreement has been duly executed and delivered by each Seller and each shareholder of any Seller that is a party to such Ancillary Agreement, and such Ancillary Agreements constitute the valid and binding obligations of such Sellers and such shareholders, enforceable in accordance with their terms, subject to the Remedies Exception. All other Ancillary Agreements to which any Seller will become a party, when executed and delivered by each Seller, will constitute the valid and binding obligations of such Sellers, enforceable against such Sellers in accordance with their terms, subject to the Remedies Exception.

(b) The Board of Directors of each Seller (except USE/CC) and the Management Committee of USE/CC has approved this Agreement and the transactions contemplated by this Agreement, either at a meeting duly called and held at which a quorum was present throughout, by the requisite vote of directors, or by unanimous written consent, and in any case, in accordance with the requirements of all applicable corporate Laws and Contracts.

(c) The USUL Agreement and Release has been signed by each person that owned any securities of USUL at the time that USUL transferred its assets to New Plateau, or at any time thereafter. USE has approved this Agreement and the transactions contemplated by this Agreement in its capacity as the sole shareholder of each of Old Plateau and New Plateau. Each of USE and Crested has approved this Agreement and the transactions contemplated by this Agreement in its capacity as the holder of a 50% interest in USE/CC.

(d) None of the approvals, agreements or waivers described in Section 3.2(b) or Section 3.2(c) has been amended, modified, revoked or withdrawn.

(e) This Agreement and the transactions contemplated by this Agreement do not and will not require the approval of the shareholders of USE or Crested.

3.3 No Breach; Consents.

(a) Provided that each Consent and Governmental Authorization set forth on Schedule 3.3(a) (the “Seller Required Consents”) is obtained on or before the date set forth in Schedule 3.3(a) as the legal or contractual deadline for obtaining such Seller Required Consent, the execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements to which such Sellers will become a party, including the sale, transfer and assignment of the Acquired Assets and the Assumed Liabilities to the Buyers, will not (i) violate or conflict with any Law, Governmental Order or Governmental Authorization; (ii) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in a material payment under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under, any Contract that is either binding upon or enforceable against any Seller or any Governmental Authorization that is held by any Seller; (iii) result in the creation of any Encumbrance other than a Permitted Encumbrance upon any Seller or any of the assets of any Seller; (iv) require any Governmental Authorization; or (v) give any Governmental Entity or other Person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under any Law, Governmental Order or Governmental Authorization.

(b) Schedule 3.3(a) describes, for each Seller Required Consent, (i) the Governmental Entity or other Person from which the Seller Required Consent must be obtained, (ii) the applicable Law, Governmental Order, Governmental Authorization or Contract requiring such Seller Required Consent, (iii) the Person that is legally or contractually obligated to obtain such consent, and (iv) the date by which such Seller Required Consent is legally or contractually required to be obtained.

3.4 Capitalization.

(a) USE is the record and beneficial holder of all of the issued and outstanding shares of common stock of Old Plateau.

(b) USE is the record and beneficial holder of all of the issued and outstanding shares of common stock of New Plateau.

(c) No securities of USUL are outstanding except for 5,000,000 shares of common stock held by USE, 5,000,000 shares of common stock held by Crested, and the shares of common stock and stock options set forth in the signature pages of the USUL Agreement and Release.

(d) No Person except USE and Crested is entitled to vote on USE/CC’s approval of the transactions contemplated by this Agreement.

3.5 Absence of Certain Developments. Since July 10, 2006, there has not been any Material Adverse Effect and as it pertains to the Acquired Assets:

(a) the Sellers have not experienced any material damage, destruction or loss to the Acquired Assets; and

(b) no Governmental Authorization with respect to the Acquired Assets has expired or been amended or suspended in a manner adverse to the Sellers, nor has any Seller taken any action that could result in, or failed to take any action necessary to avoid, the termination of, or any suspension or adverse modification to, any such Governmental Authorization.

3.6 Property.

(a) Except for Green River South and the Rio Tinto royalty held by Sellers on Rio Tinto’s Green Mountain properties, the Real Property listed on Schedule 2.1(a)(i) constitutes, solely as related to Sellers’ uranium-related properties and assets, (i) all fee property owned, held, leased, used, occupied or controlled by the Sellers, including, without limitation, all patented mining and millsite claims of the Sellers (“Fee Property”), (ii) all unpatented federal mining and millsite claims owned, held, or leased by the Sellers (“Unpatented Mining Claims”), (iii) all surface and underground water and water rights, together with all applications for water rights or applications or permits for the use, transfer or change of water rights, ditch and ditch rights, well and well rights, reservoir and reservoir rights, stock or interests in irrigation or ditch companies owned, held, or leased by the Sellers or appurtenant to the Real Property and all other rights to water for use at or in connection with the Real Property or the mining of minerals from the Real Property (“Water Rights”) owned, held or controlled by the Sellers, and (iv) all buildings, plants, offices, shops, warehouses, furnaces, smelters, mills and other facilities of the Sellers located on or related to the Real Property. With respect to the Unpatented Mining Claims, none of the Sellers makes any representation or warranty as to whether any of such claims contains a discovery of valuable minerals. Except for Green River South and the Rio Tinto royalty held by Sellers on Rio Tinto’s Green Mountain properties, none of the Sellers and none of their respective Subsidiaries or Affiliates owns, holds, controls, leases, uses or occupies any other uranium-related property or asset that is located in the States of Wyoming, Utah, Colorado, or Arizona. The “Rio Tinto royalty” referred to in this Section 3.6(a) means the royalty granted to the Sellers from Kennecott Uranium Company in September 2000, with respect to certain unpatented mining claims located on the Green Mountain properties in Fremont County, Wyoming.

(b) The Sellers own good and defensible record title to the Unpatented Mining Claims listed as owned by it on Schedule 2.1(a)(i). Except as provided on Schedule 2.1(a)(i) and subject to the paramount title of the United States and the rights of third parties to use the surface of the Unpatented Mining Claims pursuant to applicable Law, the Sellers own the Unpatented Mining Claims listed on Schedule 2.1(a)(i) free and clear of any Encumbrances, other than Permitted Encumbrances.

(c) The Sellers own the Water Rights, free and clear of any Encumbrances, other than Permitted Encumbrances.

(d) The Sellers (i) own good and marketable title to all of (i) the Fee Property listed on Schedule 2.1(a)(i) free and clear of all Encumbrances by, through and under the Sellers, and (ii) own the Tangible Personal Property free and clear of all Encumbrances, except for (A) Permitted Encumbrances, (B) the Encumbrances listed on Schedule 3.6(d)(ii)(B), which Sellers shall cause to be released prior to the Closing, and (C) the leases listed on Schedule 2.1(a)(i) and Schedule 3.8, as applicable, entered into between (i) one or more of the Sellers and (ii) Persons other than the Sellers and their respective Subsidiaries and Affiliates, in the Ordinary Course of Business.

(e) The Shootaring Canyon Mill is located on the Fee Property located in Sections 11 and 34, T35S, R11E, and Sections 3 and 4, T36S, R11E, SLB&M.

3.7 Tax Matters.

(a) All of the Returns required to be filed by Sellers and/or any Tax Affiliate that relate in whole or in part to the Acquired Assets have been filed and all such Returns are true,

complete and correct in all respects, (ii) all Taxes required to be paid by any of the Sellers and their Tax Affiliates that relate in whole or in part to the Acquired Assets have been paid in full, and (iii) there are no claims that are being asserted with respect to any Taxes related to any of the Acquired Assets. There is no dispute or claim concerning any liability for Taxes of any of the Seller and/or their Tax Affiliates relating to the Acquired Assets claimed or raised by any Tax authority and, to the Knowledge of the Sellers, no facts exist that could give rise to any such claim by any Tax authority.

(b) There are no Encumbrances for Taxes upon any assets of any Seller or any Tax Affiliate, except Encumbrances for Taxes not yet due.

(c) The Sellers do not expect or anticipate the assessment of any additional Taxes on any Seller or any Tax Affiliate and are not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of any Seller or any Tax Affiliate that relates in any manner to the Acquired Assets.

3.8 Material Contracts.

(a) Schedule 3.8 lists under separate subheadings, (i) all Contracts currently in effect to which any Seller is a party or subject or by which it is bound relating to the Real Property or by which any of the Real Estate is bound; and (ii) all other Contracts currently in effect to which any Seller is a party or subject or by which it is bound relating to the Acquired Assets or the Assumed Liabilities and material to the Acquired Assets or the Assumed Liabilities (collectively, the “Material Contracts”).

(b) Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception. The Sellers have performed all obligations required to be performed by them in connection with each Material Contract. The Sellers have not received any notice of any claim of default by it under, or termination of, any Material Contract. The Sellers have no present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and there is no breach, anticipated breach or default by any Seller or any other party to any Material Contract. There is no renegotiation of, attempt to renegotiate or outstanding right to renegotiate any material terms of any Material Contract, and no Person has communicated demand for such renegotiation. Except as described on Schedule 3.3(a), each Material Contract is assignable to Buyers without the consent of any Person.

(c) The Sellers have not, within the last two years, disclosed to any Person other than the Buyer Parties and authorized representatives of Buyer Parties any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information.

3.9 Litigation. No Litigation is pending or, to the Knowledge of the Sellers, threatened against any Seller pertaining to the Acquired Assets or that could prevent the Sellers from fully performing their obligations under this Agreement or any Ancillary Agreement to which they are or will be parties. The Sellers are not subject to any outstanding Governmental

Order relating to the Acquired Assets or that could prevent the Sellers from fully performing their obligations under this Agreement or any Ancillary Agreement to which they are parties.

3.10 Insurance.

(a) The Sellers have at all times maintained general liability and workers’ compensation insurance relating to the Acquired Assets. Schedule 3.10 lists each policy of insurance currently in effect. Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law and of any Contract to which any Seller is subject, and (iii) is valid and enforceable.

(b) During the last two years, there have been no insured or self-insured claims related to the Acquired Assets in excess of $100,000.

3.11 Compliance with Laws; Governmental Authorizations.

(a) The Sellers have complied in all material respects with all applicable Laws and Governmental Orders.

(b) The Sellers hold the Governmental Authorizations listed in Schedule 3.11(b). The Sellers have in full force and effect all material Governmental Authorizations necessary to own the Acquired Assets and to operate the Acquired Assets as they are currently being operated.

(c) No filing is required to be made under the HSR Act in connection with the transactions contemplated by this Agreement, due to the availability of the unproductive real property exemption at 16 C.F.R. § 802.2(c) under the HSR Act.

(d) None of the Sellers is, nor will the transactions contemplated by this Agreement cause any Seller to become, registered or required to be registered under the Investment Company Act of 1940, as amended.

3.12 Environmental Matters.

(a) As used in this Section 3.12, the following terms have the following meanings:

(i) “Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any Governmental Authorization, or any actions necessary to comply with any Environmental Law.

(ii) “Environmental Law” means any Law, Governmental Authorization or Governmental Order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii) “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Environmental Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Real Property to any Environmental Costs or liability under any Environmental Law.

(iv) “List” means the United States Environmental Protection Agency’s National Priorities List (NPL) of Hazardous Substance Sites or CERCLA Information System (CERCLIS) or any similar list maintained by a state regulatory authority for the states of Utah, Wyoming, Colorado and Arizona with respect to sites from which there has been a Release of Hazardous Materials.

(v) “Regulatory Action” means any Litigation with respect to any Seller brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vi) “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(vii) “Third-Party Environmental Claim” means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b) No Third-Party Environmental Claim or Regulatory Action has been taken, is pending or is, to the Knowledge of the Sellers, threatened against any Seller.

(c) To the Knowledge of the Sellers, no Real Property is listed on a List.

(d) Except as set forth in Schedule 3.12(d), no Real Property has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products, other than as permitted in valid plans of operation, mine plans or other Governmental Authorizations pertaining to the Sellers’ activities and operations.

(e) To the Knowledge of the Sellers, there has not been any Release of any Hazardous Material on, under, about, from or in connection with the Real Property, including the presence of any Hazardous Materials that have come to be located on or under the Real Property from another location, other than in compliance with applicable Environmental Laws.

(f) To the Knowledge of the Sellers, the Real Property at all times has been used and operated in all material respects in compliance with all applicable Environmental Law.

(g) Since the date on which any Seller first owned or operated the Shootaring Canyon Mill, each Seller has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Law with respect to the Shootaring Canyon Mill.

(h) To the Knowledge of the Sellers, since the date on which any Seller first owned, operated or leased the Real Property, no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of such Real Property, other than in compliance with applicable Environmental Law. To the Knowledge of the Sellers, no underground storage tanks are located on, under or about the Real Property or have been located on, under or about the Real Property and been subsequently removed or filled. To the Knowledge of the Sellers, if any aboveground storage tanks exist on, under or about the Real Property, such storage tanks have been duly registered with all appropriate Governmental Entities as required and are otherwise in compliance with all applicable Environmental Law.

(i) To the Knowledge of the Sellers, the Sellers have made available to the Buyers all material environmental reports, plans and investigations that Sellers have prepared, obtained or ordered, or have in their possession or control, with respect to the Real Property (the “Environmental Reports”). The Sellers have not withheld from Buyers any such Environmental Reports or any other material information related thereto.

(j) No Encumbrance has been attached or filed against any Seller in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

3.13 Employees; Employee Benefits.

(a) Old Plateau, New Plateau, USUL or USE/CC do not currently have any employees, nor have they had any employees within the last five years. No employee of USE or Crested has his or her principal office located at the Shootaring Canyon Mill or on any of the other properties included in the Acquired Assets.

(b) No Acquired Assets are subject to any lien under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Code, including without limitation, ERISA Section 302(f) or Code Section 412(n).

(c) Sellers acknowledge and agree that (i) Buyer Parties are not obligated to employ any of the Sellers’ employees, and (ii) all Liabilities relating to employees and former employees and any plan, fund, Contract, program and arrangement (whether written or not) for the benefit of present or former employees will be solely for the account of the Sellers.

3.14 Affiliate Transactions. No Insider has (a) any Contract with any Seller relating to the Acquired Assets (b) any Contract with any Seller relating to any of the Acquired Assets or Assumed Liabilities, or (c) any loan to or from any Seller or any interest in any of the Acquired Assets. No Insider has any direct or indirect interest in any competitor, supplier or vendor of any Seller relating to the Acquired Assets, or in any Person from whom or to whom any Seller leases any property relating to the Acquired Assets, or in any other Person with whom any Seller otherwise transacts business of any nature relating to the Acquired Assets.

3.15 Brokerage. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any Seller.

3.16 Availability of Documents. The Sellers have delivered to Buyers correct and complete copies of the items referred to in the Disclosure Schedule or in this Agreement (and in the case of any items not in written form, a written description thereof).

3.17 Disclosure. This Agreement, the exhibits and the Disclosure Schedule do not, and when delivered, the Closing Update will not, to the Knowledge of the Sellers, contain any untrue statement or omit any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.18 Investment. Each Seller (a) understands that the Purchase Price Shares have not been, and will not be, registered under the Securities Act or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and will contain legends restricting transfer substantially in the form set forth in Section 2.9; (b) is acquiring the Purchase Price Shares solely for its own account for investment purposes, and not with a view to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received information concerning Buyers that it considers sufficient for purposes making its decision to invest in the Purchase Price Shares and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Purchase Price Shares; (e) is able to bear the economic risk and lack of liquidity inherent in holding the Purchase Price Shares; (f) is an “accredited investor” as that term is defined under Rule 501 of the Securities Act; (g) is an “accredited investor” as such term is defined in National Instrument 45-106 - Prospectus and Registration Exemptions by virtue of being a person, company or other entity of the type indicated in the form of the certificate of accredited investor attached to this Agreement as Exhibit K; (h) understands that the Purchase Price Shares may not be offered, sold or otherwise transferred by the Seller except in compliance with the restrictions described in Section 2.9; (i) understands that the Purchase Price Shares may not be sold in Canada or to Canadian residents unless, in addition to compliance with the restrictions described in Section 2.9, the sale is made pursuant to an available exemption from the prospectus and registration requirements under the securities legislation in the Canadian purchaser's province or territory of residence or the required “hold” period under Canadian securities legislation has expired since the issuance of the Purchase Price Shares; (j) understands that Uranium One may be required to disclose to applicable securities regulatory authorities the identity of the Sellers as purchasers of the Purchase Price Shares; (k) is resident in the jurisdiction set forth in Section 11.4; (l) understands that the Purchase Price Shares are being offered and sold pursuant to prospectus and registration exemptions available under applicable securities laws and as a result, (x) each Seller is restricted from using certain of the civil remedies available under the applicable securities laws; (y) each Seller may not receive information that might otherwise be required to be provided to each Seller under the applicable securities laws if the exemptions were not being used; and (z) Uranium One is relieved from certain obligations that would otherwise apply under the applicable securities laws if the exemptions were not being used. Concurrently with the signing of this Agreement, each Seller has duly completed, executed and delivered to the Buyers a certificate of accredited investor in the form set forth as Exhibit K hereto.

IV. Representations and Warranties of Buyer Parties

Buyer Parties represent and warrant to Sellers that as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

4.1 Incorporation; Power and Authority. Each Buyer Party is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will become a party.

4.2 Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which any Buyer Party is or will become a party by such Buyer Party has been duly and validly authorized by all necessary corporate and shareholder action. This Agreement has been duly executed and delivered by each Buyer Party and constitutes the valid and binding obligation of each Buyer Party, enforceable against it in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement entered into on or prior to the date of this Agreement has been duly executed and delivered by each Buyer Party that is a party to such Ancillary Agreement, and such Ancillary Agreements constitute the valid and binding obligations of such Buyer Parties, enforceable against them in accordance with their terms, subject to the Remedies Exception. All other Ancillary Agreements to which any Buyer Party will become a party, when executed and delivered by each Buyer Party, will constitute the valid and binding obligations of such Buyer Parties, enforceable against such Buyer Parties in accordance with their terms, subject to the Remedies Exception.

4.3 No Breach; Consents. Provided that each Seller Required Consent is obtained on or before the date set forth in Schedule 3.3(a) as the legal or contractual deadline for obtaining such Seller Required Consent and subject to the approval of the Toronto Stock Exchange, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which any Buyer Party is or will become a party by such Buyer Party, including the delivery of the Purchase Price Shares to the Sellers, will not (a) violate or conflict with any Law, Governmental Order or Governmental Authority; (b) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, substantially increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer Party; or (c) require any Governmental Authorization.

4.4 Brokerage. No Person except BMO Nesbitt Burns Inc. will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any Buyer Party. Buyers shall be responsible for any payment due to BMO Nesbitt Burns Inc., and shall indemnify Sellers from any obligation related to that payment.

4.5 Sophistication. Uranium One is a sophisticated business with expertise in the mining industry. The Buyer Parties have had access to the Sellers’ management team, the Real Property, an electronic data room created by the Sellers in connection with the transactions contemplated by this Agreement and other Data related to the Acquired Assets for the purposes of conducting a due diligence review of the Acquired Assets. Except as provided in this Agreement and the other agreements and instruments referred to herein, the Buyer Parties have relied on their independent investigations and judgments concerning the nature of the Acquired Assets and the Assumed Liabilities.

4.6 Uranium One Common Shares. The Purchase Price Shares will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

4.7 SEDAR Filings; Financial Statements.

(a) Uranium One has filed all forms, reports, schedules, statements and other documents required to be filed by it during the 12 months immediately preceding the date of this Agreement (collectively, as supplemented and amended since the time of filing, the “Uranium One SEDAR Reports”) with the securities regulators in Canada. The Uranium One SEDAR Reports were prepared in all material respects in accordance with all applicable Canadian securities law requirements.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Uranium One and its consolidated Subsidiaries included or incorporated by reference in the Uranium One SEDAR Reports have been prepared in accordance with Canadian GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly the financial position, results of operations and cash flows of Uranium One and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year-end adjustments).

V. Agreements of the Sellers

5.1 Conduct of the Business. Except with the prior written consent of Uranium One, from the date of this Agreement through the Closing Date,

(a) the Sellers will own and operate the Acquired Assets only in, and will not take any action except in, the Ordinary Course of Business and in accordance with applicable Law;

(b) the Sellers will not amend or modify any Material Contract or enter into any Contract that would have been a Material Contract if such Contract had been in effect on the date of this Agreement;

(c) to the extent related to the Acquired Assets, each Seller will (i) use its reasonable efforts to keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, suppliers and others having business relationships with it, (ii), subject to applicable Laws, confer on a regular and frequent basis with representatives of Buyer Parties to report operational matters and the general status of ongoing operations as requested by Buyer Parties and (iii) not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by any Seller in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty, including any actions referred to in Section 3.5; and

(d) none of the Sellers will cancel or terminate its current insurance policies applicable to the Acquired Assets or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

5.2 Notice of Developments. The Sellers will promptly notify Buyer Parties of any emergency or other change in the Ordinary Course of Business of the Sellers or the commencement or threat of Litigation related to the Acquired Assets, the Assumed Liabilities, this Agreement, or any of the Ancillary Agreements or that could affect the ability of any party to this Agreement to fully perform such party’s obligations under this Agreement and the Ancillary Agreements to which it is or will become a party. The Sellers will promptly notify Buyer Parties in writing if it should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date, untrue in any respect. No disclosure pursuant to this Section 5.2 will be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

5.3 Access. Through the Closing Date, Sellers will afford to Buyer Parties and their authorized representatives full access at all reasonable times and upon reasonable notice to the facilities, offices, properties, officers, employees of each Seller, the Records and the Data included in the Acquired Assets and otherwise provide such assistance as may be reasonably requested by Buyer Parties in order that Buyer Parties have a full opportunity to make such investigation and evaluation as they reasonably desire to make of the Acquired Assets and the Sellers’ ability to comply with the terms of this Agreement and the Ancillary Agreements. In addition, Sellers will cooperate (including providing introductions where necessary) with Buyer Parties to enable Buyer Parties to contact third parties, including employees, suppliers and vendors of each Seller, and to communicate with employees of each Seller, in such respects.

5.4 Conditions. Each Seller will use its reasonable efforts to cause the conditions set forth in Section 8.1 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

5.5 No Sale. The Sellers will not sell, pledge, transfer or otherwise place any Encumbrance other than a Permitted Encumbrance on any Acquired Assets.

5.6 Post-Closing Access. After the Closing Date, Sellers will afford to Buyer Parties, their accountants and counsel, during normal business hours, upon reasonable request, full access to the books and records of Sellers related to the Acquired Assets.

5.7 Litigation Support. In the event and for so long as any Buyer Party is actively contesting or defending against any Litigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Acquired Assets or the Acquired Liabilities, Sellers will provide reasonable assistance in the contest or defense, make reasonably available their personnel and provide such testimony and access to their books and records as may be reasonably necessary in connection with the contest or defense, at the cost and expense of Buyer Parties (unless and to the extent any Buyer Party is entitled to indemnification therefor under Article X).

5.8 Confidentiality.

(a) Sellers will keep confidential and protect, and will not divulge, allow access to or use in any way, either prior to or after the Closing, (i) all technical, engineering, economic, legal, commercial and business information related to the Acquired Assets, including, without limitation, the Records and Data included in the Acquired Assets (“Seller Confidential Information”), and (ii) all technical, engineering, economic, legal, commercial and business information of any Buyer Party (“Buyer Confidential Information”), in each case, unless required by Laws, Governmental Orders, policies, or rules of stock exchanges on which the shares of any Seller are listed, in which event, Sellers shall promptly provide written notice to Buyer Parties and, unless waived by Buyer Parties, the Sellers shall use their reasonable efforts to seek a protective order with respect to such information. Sellers acknowledge that the Buyer Confidential Information constitutes a unique and valuable asset of each Buyer and represents a substantial investment of time and expense by such Buyers, and that any disclosure or other use of such Buyer Confidential Information other than for the sole benefit of such Buyers would be wrongful and would cause irreparable harm to such Buyers. Sellers acknowledge that after the Closing, all Seller Confidential Information will constitute Buyer Confidential Information, and will therefore constitute a unique and valuable asset of each Buyer and will represent a substantial investment of time and expense by such Buyers, and that any disclosure or other use of such Buyer Confidential Information other than for the sole benefit of such Buyers would be wrongful and would cause irreparable harm to such Buyers. The foregoing obligations of confidentiality will not apply to any Buyer Confidential Information that is or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by any Seller.

(b) The Sellers acknowledges that Buyer Parties have required that the Sellers make the agreements in this Section 5.8 as a condition to Buyer Parties’ consummation of the transactions contemplated by this Agreement. The Sellers agree that the agreements contained in this Section 5.8 are reasonable and necessary to protect the legitimate interests of Buyer Parties and that any violation or breach of this Section 5.8 will result in irreparable injury to Buyer Parties for which no adequate remedy would exist at law. Accordingly, in addition to any relief at law that may be available to Buyer Parties for such violation or breach and regardless of any other provision contained in this Agreement, Buyer Parties will be entitled to injunctive and other equitable relief restraining such violation or breach (without any requirement that Buyer Parties provide any bond or other security).

(c) After the Closing, the Sellers shall be permitted to retain in their files, solely for archival purposes and to allow the assessment and analysis of Data unrelated to the Acquired Assets and the Non Compete Zone, and subject to the obligations of confidentiality set forth in this Section 5.8, one copy of the Records and the Data included in the Acquired Assets. Except as set forth in the previous sentence, at the request and option of Buyer Parties, Sellers will deliver promptly to Buyer Parties or destroy all tangible and intangible embodiments (and all copies) of the Buyer Confidential Information (including, after the Closing, information that previously constituted Seller Confidential Information) that is in the possession of Sellers.

(d) Beginning two years after the Closing, the Sellers may use the Data included in the Acquired Assets that relates to the Non-Compete Zone and that does not relate to either (i) the Acquired Assets described in Section 2.1(a) or Section 2.1(b), or (ii) any other real property within the Non-Compete Zone in which any of the Buyer Parties or their affiliates have acquired any interest prior to the second anniversary of the Closing (the “Non-Conflicting Data”), to pursue uranium prospects and opportunities; provided, that the Sellers’ use of Non-Conflicting Data must be in compliance with the confidentiality obligations set forth in Section 5.8(a); and provided, further, that notwithstanding the foregoing, if the Sellers enter into a joint venture with another Person, and such Person agrees for the benefit of the Sellers and the Buyer Parties to comply with the terms of this Section 5.8 with respect to any Non-Conflicting Data disclosed to such Person, the Sellers may disclose the Non-Conflicting Data to such Person more than two years after the Closing.

5.9 Assignment of Confidentiality Agreements. The Sellers have provided the Buyers with a list of all confidentiality agreements pursuant to which the Sellers have disclosed confidential information relating to the Acquired Assets. The Sellers will request the return or destruction of all information covered by such agreements and related to the Acquired Assets within two Business Days of the date of this Agreement to the broadest extent permitted by such agreements, and will use their reasonable efforts to secure the return or destruction of all such information as soon as reasonably practicable and in any event prior to the Closing Date. The Sellers will keep the Buyers reasonably apprised of the Sellers’ progress in this regard. If on the Closing Date any party to any such agreement has failed to certify to the Sellers in writing that it has returned or destroyed all confidential information relating to the Acquired Assets, the Sellers shall assign their rights (but not their obligations) under the applicable confidentiality agreement to the Buyers to the extent such rights are assignable and, if such rights are not assignable, the Sellers shall continue to use their reasonable efforts to cause such party to return or destroy the confidential information related to the Acquired Assets and, if requested by the Buyers, the Sellers will seek other reasonable remedies with respect thereto.

5.10 Covenant Not to Compete.

(a) As additional consideration for the consideration to be paid to the Sellers under this Agreement, for a period of two years from the Closing Date, neither any Seller nor any Affiliate of any Seller will, directly or indirectly, acquire, own or hold or engage in the business of acquiring, owning or holding a uranium mill, a uranium mine or a uranium mineral exploration property, lease or claim in the Non-Compete Zone, including as a proprietor, principal, operator, agent, partner, officer, director, shareholder, employee, member of any association, consultant or otherwise. Notwithstanding the foregoing, none of the following will constitute a breach of this Section 5.10: (i) any interest in Green River South, and (ii) ownership by the Sellers and their Affiliates, as a passive investment, of an aggregate of less than five percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange.

(b) The Sellers acknowledge that Buyer Parties have required that the Sellers make the agreements in this Section 5.10 as a condition to Buyer Parties’ consummation of the transactions contemplated by this Agreement. The Sellers acknowledge that the agreements contained in this Section 5.10 are reasonable (including with respect to duration, geographical area and scope) and necessary to protect the legitimate interests of Buyer Parties and that any violation or breach of this Section 5.10 will result in substantial and irreparable harm to Buyer Parties for which no adequate remedy would exist at law. Accordingly, in addition to any relief at law that may be available to Buyer Parties for such violation or breach and regardless of any other provision contained in this Agreement, Buyer Parties will be entitled to injunctive and other equitable relief restraining such violation or breach (without any requirement that Buyer Parties provide any bond or other security).

(c) In the event of a violation or breach by any Seller of any agreement set forth in this Section 5.10, the term of such agreement will be extended by the period of the duration of such violation or breach.

(d) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.10 is invalid or unenforceable, the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5.11 Payment of All Taxes Resulting From Sale of Assets by the Sellers. The Sellers and Buyers will (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the other for any period.

5.12 Removing Excluded Assets. Within 90 days following the Closing Date, weather permitting, the Sellers will remove all Excluded Assets, including those set forth on Schedule 2.2, from the Real Property. Such removal will be done in such manner as to avoid any material damage to the Real Property and any disruption of the business operations to be conducted by Buyers after the Closing. If the Sellers fail to remove the Excluded Assets as required by this

Section 5.12, Buyers will have the right, but not the obligation, (a) to remove the Excluded Assets at the Sellers’ sole cost and expense; (b) to store the Excluded Assets and to charge the Sellers all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. The Sellers will promptly reimburse Buyers for all costs and expenses incurred by Buyers in connection with any Excluded Assets not removed by the Sellers on or before the Closing Date.

5.13 Title Covenants.

(a) The Sellers and the Buyers have agreed upon a summary identified as “Real Property Title Review Summary” and dated as of the date of this Agreement (“Title Review Summary”) that lists title defects, limitations, and exceptions (“Title Defects”) arising out of or relating to the Real Property and proposed curative steps to address the Title Defects. Each of the Sellers and the Buyers acknowledge receipt of a copy of the Title Review Summary. Prior to Closing, the Sellers shall use their respective reasonable efforts at Sellers’ sole cost and expense to remove or cure the Title Defects as set forth in the Title Review Summary and in cooperation with and in a manner that is acceptable to the Buyers (“Title Curative”). The Sellers shall pay for all reasonable costs and expenses (excluding Buyers’ legal costs) incurred before or after Closing to conduct Title Curative (“Title Curative Costs”). All Title Defects that have not met Title Curative shall survive Closing and shall be deemed to have not been waived.

(b) Any Title Defect for which Sellers have not achieved Title Curative on or before five (5) days prior to the Closing shall be subject to the post closing provisions of this Section 5.13(b). At Closing, the Sellers shall establish and fund an escrow account pursuant to an escrow agreement reasonably satisfactory to the Sellers and the Buyers substantially in the form of Exhibit L (“Title Escrow”) and in an amount equal to the sum of $500 per mining claim for which Sellers have not achieved Title Curative up to a maximum amount of $200,000 (“Escrow Funds”). The Sellers and the Buyers shall jointly conduct the remaining Title Curative. The Buyers shall have the right to reimbursement from the Title Escrow for all reasonable costs and expenses (excluding Buyers’ legal costs) incurred by the Buyers to conduct the Title Curative. The Escrow Funds shall remain subject to the Title Escrow to and until completion of all Title Curative for all of the Title Defects. The Title Escrow shall remain in effect and funded for a period of one (1) year following the Closing Date unless earlier terminated upon completion of Title Curative for all Title Defects and for which the Sellers and the Buyers will have provided a joint termination notice to the escrow agent to release all remaining Escrow Funds and terminate the Title Escrow. After one (1) year, if Title Curative for all Title Defects is not complete, Sellers shall release from the Escrow Funds to the Buyers the amount of funds remaining unused for each individual mining claim (the maximum sum of $500 per mining claim) for which Sellers have not achieved Title Curative for the Title Defects. Such release of the Escrow Funds to the Buyers shall be the Buyers’ exclusive remedy for the Title Defects listed in the Title Review Summary, but shall not otherwise limit the remedies available to the Buyers for any other breach by the Sellers of their representations and warranties relating to such Real Property.

5.14 Memorandum of Restriction. On the Closing Date, Uranium One Utah and USE shall enter into a memorandum of restriction on sale or transfer substantially in the form attached hereto in Exhibit J. Promptly following the Closing, such memorandum shall be recorded in the Garfield County, Utah property records. USE agrees to cause such Encumbrance to be removed promptly following the earliest to occur of: (i) the Buyer Parties making the payments specified in Section 2.6(a)(i) and (ii); and (ii) the transfer of fifty percent (50%) or greater of Uranium One Utah’s interest in the Shootaring Canyon Mill in compliance with the procedures set forth in Section 11.5.

5.15 Nu Star. The Sellers shall use their respective reasonable efforts to enter into the amended and restated lease and option to lease agreements (“Nu Star Agreements”) pursuant to the provisions of that certain Letter Agreement (“Nu Star Letter Agreement”) by and between Nu Star Exploration LLC and New Plateau listed on Schedule 3.8 to this Agreement. The Buyer Parties shall cooperate with and direct the Sellers in negotiating and consummating the Nu Star Agreements, provided, however, that execution of the Nu Star Agreements and transfer of mining claims as provided in the Nu Star Letter Agreement to facilitate consummation of the Nu Star Agreement shall be subject to the Buyer Parties’ prior approval. Upon their execution, the Nu Star Agreements shall become subject to the terms and conditions of this Agreement and the Sellers and the Buyer Parties shall cause the appropriate Exhibits and Schedules to this Agreement to be modified to include the Nu Star Agreements as Acquired Assets and to delete such other agreements replaced by the Nu Star Agreements.

VI. Agreements of Buyer Parties

6.1 Conditions.

(a) Subject to Section 7.3, Buyer Parties will use their reasonable efforts to cause the conditions set forth in Section 8.2 other than Section 8.2(a) to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

(b) Uranium One will cause the Buyers to comply with their obligations under this Agreement, and will guarantee such compliance.

6.2 Listing. Uranium One will use its reasonable efforts to cause the shares of Purchase Price Shares to be approved for listing (subject to notice of issuance) on the Toronto Stock Exchange. If the Uranium One Common Shares become listed on a United States stock exchange, Uranium One will use reasonable efforts to secure the listing of the Purchase Price Shares on such exchange.

6.3 Use of Sellers’ Names. As soon as practicable after the Closing Date but in no event later than 30 days after the Closing Date, Buyer Parties shall remove or cause to be removed the names, marks and identifications used by the Sellers and all variations and derivatives thereof and logos relating thereto from all of the Acquired Assets, to the extent they include the word “U.S. Energy”, “Crested”, “Plateau”, “USUL” or “USE/CC”. At no time shall Buyer Parties utilize any of the foregoing names or any other tradename or trademark of the Sellers in connection with their ownership and operation of the Acquired Assets.

6.4 Post-Closing Access. After the Closing Date, Buyer Parties will afford to Sellers, their accountants and counsel, during normal business hours, upon reasonable request,

reasonable access to the books and records of Buyer Parties pertaining to the Acquired Assets as to periods prior to the Closing Date.

VII. Consents and Regulatory Filings

7.1 Consents, Authorizations and Regulatory Filings. The parties agree that the following procedures will be used to obtain the Seller Required Consents, the approval of the Toronto Stock Exchange and all other Consents and Governmental authorizations necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement or that could, if not obtained, adversely affect the ownership and operation of the Acquired Assets (together with the Seller Required Consents and the approval of the Toronto Stock Exchange, the “Required Consents”):

(a) Sellers and Buyer Parties will cooperate and will each use their reasonable efforts to obtain all Required Consents (i) as soon as reasonably practicable, and (ii) in the case of (A) the Toronto Stock Exchange acceptance of notice of the issuance and sale of the Purchase Price Shares to be delivered to the Sellers and conditional approval of the listing of the Purchase Price Shares, (B) the Seller Required Consents listed in the “Pre-Closing Consents” section of Schedule 3.3(a), and (C) any consent which the parties have agreed is required to be listed in the “Pre-Closing Consents” section of Schedule 3.3(a), but is not so listed (collectively, the “Pre-Closing Consents”), prior to the Closing Date.

(b) Without limiting the foregoing, the parties agree to promptly provide joint voluntary notification of their intent to pursue the CFIUS in compliance with the requirements of Subpart D of 31 CFR 800 (the “Exon-Florio Filing”), and to cooperate in any review, presentation, request for information or investigation to be conducted by CFIUS in connection therewith. The termination of the review period (and any extension thereof) with respect to Exon-Florio Filing and the receipt of a favorable ruling in respect of the transactions contemplated by this Agreement shall be deemed a Pre-Closing Consent.

(c) With respect to all reclamation bonds and guarantees given by Sellers in connection with the Acquired Assets, and as set forth on Schedule 7.1(c) (the “Scheduled Bonds”), each of the Buyer Parties shall use its reasonable efforts to cause the Buyer that is purchasing the property that is subject to the Scheduled Bond to be substituted in all respects for the applicable Sellers in respect of all obligations of such Sellers under such Scheduled Bond, and for such Sellers to be fully released and discharged with respect thereto. Buyer Parties shall, within 10 days following the Closing Date, cause such Buyers to submit to the appropriate Governmental Entity surety bonds in substitution for the Scheduled Bonds that will provide for coverage of the reclamation obligations of the Acquired Assets as required by applicable Law. From 30 days following the Closing Date until such time as Sellers are fully released from any and all Scheduled Bonds, such Buyers shall reimburse Sellers actual costs and expenses and indemnify, save, defend and hold harmless Sellers from all Losses in any way related to the Scheduled Bonds.

(d) With respect to those Governmental Authorizations set forth on Schedule 3.11(b) and not listed on Schedule 7.1(a), Sellers and Buyer Parties shall use their respective reasonable efforts to obtain secure approval of transfer of all such Governmental Authorizations. Promptly after the Closing Date, Sellers and Buyer Parties shall prepare, execute and submit requests for approval of transfer of such Governmental Authorizations to applicable Governmental Entities and shall take such further and reasonably necessary actions to cause such requests for approval to be affirmatively granted. In the event that any approval of transfer of a Governmental Authorization has not been obtained within 30 after the Closing Date, Sellers and Buyer Parties shall cooperate in commercially reasonable arrangements designed to provide Buyer Parties the benefits under such Governmental Authorizations until such time as such approval for transfer has been obtained.

(e) Following the Closing, the Sellers shall, at the direction of the Buyers, use their respective reasonable efforts to secure the permits, grants and authorizations represented by the Post Closing Applications described on Schedule 3.3(a) (“New Permits”). Promptly upon issuance of each New Permit, the Sellers shall cause such New Permit to be assigned and transferred to such Buyer Party as identified on Schedule 3.3(a). The Buyers shall pay all costs incurred by the Sellers at the Buyers’ direction in complying with this paragraph, and shall cooperate with the Sellers to secure approval of the transfer of the New Permits to the Seller Parties, including posting of required sureties.

7.2 Further Assurances. From time to time, each of the Buyer Parties and the Sellers will, at their own cost and expense, execute and deliver such further instruments and will take such other actions as the other parties may reasonably request in order to effectuate the purposes of this Agreement. Without limiting the generality of the foregoing, at any time and from time to time after the Closing Date at the request of the other parties, the parties will execute and deliver or cause to be executed and delivered such other instruments and take or cause to be taken such actions as any party may reasonably deem necessary in order to consummate the transactions contemplated by this Agreement, to evidence and effect the sale, delivery and transfer of the Acquired Assets to Buyers, to effectuate the assumption of the Assumed Liabilities, to secure the purposes and intent of this Agreement and to put Buyers in actual possession and control of the Acquired Assets.

7.3 No Reorganization. No provision of this Agreement or any Ancillary Agreement shall be interpreted as requiring any Buyer Party or any of their Subsidiaries to dispose of, hold separately or make any material and adverse change in, any material portion of their respective businesses or assets (or the Acquired Assets) or incur any other substantial burden. If a Required Consent is made subject to or conditional upon any of the foregoing, the decision of whether to comply with such condition shall be made by the Buyer Parties, acting in their sole discretion.

VIII. Conditions to Closing

8.1 Conditions to Buyer Parties’ Obligations. The obligation of Buyer Parties to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in whole or in part, in Buyer Parties’ sole discretion (but no such waiver will waive any rights or remedy otherwise available to Buyer Parties), of each of the following conditions at or prior to the Closing:

(a) The representations and warranties set forth in Article III that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, and the representations and warranties set forth in Article III that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties (in each case, without taking into account the Closing Update and any other supplemental disclosures after the date of this Agreement by Sellers), except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date;

(b) Each Seller will have performed and complied with each of its agreements contained in this Agreement and the Ancillary Agreements to which such Seller is a party in all material respects;

(c) UPC will have performed and complied with each of its agreements contained in the UPC Existing Agreements and the UPC Waiver in all material respects;

(d) Each Pre-Closing Consent will have been obtained and be in full force and effect;

(e) Sellers and Buyer Parties shall have entered into an agreement in a form reasonably satisfactory to the Buyer Parties, providing that (i) for a period of three years, the Sellers will make available to the Buyer Parties on request and without charge (other than a reasonable copying or shipping charge, for any materials that the Buyer Parties request be copied or shipped by the Sellers) a copy of all of the Sellers’ geologic information and data relating to properties located outside the Non-Compete Zone, and (ii) for a period of two years, the Sellers will not present to any third party the opportunity to fund or earn into any uranium property interest owned or acquired by the Sellers (but excluding Green River South) unless the Sellers have first given the Buyer Parties a period of 30 days to decide whether to take up the opportunity, provided that if the Buyer Parties do not accept the opportunity within 30 days, the Sellers will be free to offer it on similar or less advantageous terms to any other third party;

(f) No Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement or any of the Ancillary Agreements, (iii) seeking to prohibit direct or indirect ownership, combination or operation by any Buyer Party of any material portion of the Acquired Assets, or to compel any Buyer Party or any of their Subsidiaries to dispose of, or to hold separately, or to make any material and adverse change in any material portion of the business or assets of any Buyer Party or any of their Subsidiaries as a result of the transactions contemplated by this Agreement, or incur any other substantial burden, (iv) seeking to require direct or indirect transfer or sale by any Buyer Party of, or to impose material limitations on the ability of any Buyer Party to exercise full rights of ownership of, any material portion of the Acquired Assets or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on any Buyer Party or any of their officers or directors or with respect to any portion of the Acquired Assets;

(g) No Law or Governmental Order would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.1(e);

(h) Buyer Parties will not have discovered any fact or circumstance existing as of the date of this Agreement not disclosed on the Disclosure Schedule that has had or would reasonably be expected to have a Material Adverse Effect;

(i) After the date of this Agreement, no event has occurred that has had or would reasonably be expected to have a Material Adverse Effect;

(j) The Sellers will have delivered each of the agreements, certificates, instruments and other documents that they are obligated to deliver pursuant to Section 2.8(b)(i), and such agreements so delivered will be in full force and effect;

(k) Neither the Sellers nor any of the Acquired Assets will have been materially adversely affected as a result of fire, explosion, disaster, accident, labor dispute, flood, act of war, terrorism, civil disturbance or act of nature; and

(l) Buyer Parties will have received releases of all Encumbrances on the Acquired Assets other than Permitted Encumbrances; without limiting the foregoing, Buyer will have received releases of all Encumbrances listed on Schedule 3.6(d)(ii)(B).

8.2 Conditions to the Sellers’ Obligations. The obligation of the Sellers to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in whole or in part, in the Sellers’ sole discretion (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Closing:

(a) The representations and warranties set forth in Article IV that are not subject to materiality qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, and the representations and warranties set forth in Article IV that are subject to materiality qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties (in each case, without taking into account any supplemental disclosures after the date of this Agreement by Buyer Parties), except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date;

(b) Each Buyer Party will have performed and complied with each of its agreements contained in this Agreement and the Ancillary Agreements to which such Buyer Party is a party in all material respects;

(c) The Toronto Stock Exchange will have accepted notice of the issuance and sale of the Purchase Price Shares to be delivered to the Sellers and the Purchase Price Shares will have been conditionally approved for listing, subject to the satisfaction of the conditions set out in the Toronto Stock Exchange conditional approval letter;

(d) Each Pre-Closing Consent will have been obtained and be in full force and effect;

(e) No Law or Governmental Order prohibits the Closing; and

(f) Buyer Parties will have delivered each of the certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.8(b)(ii).

IX. Termination

9.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Buyer Parties and the Sellers;

(b) by the Sellers, if

(i) on the date of this Agreement or on any other date prior to the Closing, (i) any representation or warranty set forth in Article IV that is not subject to materiality or Material Adverse Effect qualifications is not, or has ceased to be, true and correct in all material respects as though then made and as though such date had been substituted for the date of this Agreement in such representation or warranty, or (ii) any representation or warranty set forth in Article IV that is subject to materiality or Material Adverse Effect qualifications will not be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties (in each case, without taking into account any supplemental disclosures after the date of this Agreement by Buyers); provided, that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date;

(ii) any Buyer Party has breached in any material respect any of its agreements contained in this Agreement or in any Ancillary Agreement to which any Buyer Party is a party;

(iii) the transactions contemplated by this Agreement shall not have been consummated on or prior to (A) July 31, 2007, in the event that all of the Pre-Closing Consents shall have been obtained on or prior to the third Business Day prior to July 31, 2007; or (B) December 31, 2007, in the event that any of the Pre-Closing Consents shall not have been obtained on or prior to the third Business Day prior to July 31, 2007; provided, in each case, that the Sellers will not be entitled to terminate this Agreement pursuant to this Section 9.1(b)(i) if any Seller’s failure to comply fully with its obligations under this Agreement and the

Ancillary Agreements to which it is a party has prevented the consummation of the transactions contemplated by this Agreement;

(iv) a Law or Governmental Order prohibits the Closing;

(v) any of the conditions set forth in Section 8.2 will have become impossible to satisfy, and has not been waived by the Sellers in writing;

(c) by Buyer Parties, if

(i) on the date of this Agreement or on any other date prior to the Closing, (i) any representation or warranty set forth in Article III that is not subject to materiality or Material Adverse Effect qualifications is not, or has ceased to be, true and correct in all material respects as though then made and as though such date had been substituted for the date of this Agreement in such representation or warranty, or (ii) any representation or warranty set forth in Article III that is subject to materiality or Material Adverse Effect qualifications will not be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties (in each case, without taking into account the Closing Update and any other supplemental disclosures after the date of this Agreement by Sellers); provided, that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date;

(ii) any Seller has breached in any material respect any of its agreements contained in this Agreement or in any Ancillary Agreement to which any Seller is a party;

(iii) the transactions contemplated by this Agreement shall not have been consummated on or prior to (A) July 31, 2007, in the event that all of the Pre-Closing Consents shall have been obtained on or prior to the third Business Day prior to July 31, 2007; or (B) December 31, 2007, in the event that any of the Pre-Closing Consents shall not have been obtained on or prior to the third Business Day prior to July 31, 2007; provided, in each case, that Buyer Parties will not be entitled to terminate this Agreement pursuant to this Section 9.1(c)(ii) if any Buyer Party’s failure to comply fully with its obligations under this Agreement or any Ancillary Agreement to which it is a party has prevented the consummation of the transactions contemplated by this Agreement;

(iv) a Law or Governmental Order would reasonably be expected to result directly or indirectly, in any of the consequences referred to in Section 8.1(e);

(v) Buyer Parties have discovered any fact or circumstance existing as of the date of this Agreement that has not been previously disclosed on the Disclosure Schedule that has had or would reasonably be expected to have a Material Adverse Effect;

(vi) after the date of this Agreement, an event has occurred that has had or would reasonably be expected to have a Material Adverse Event;

(vii) any Seller or any of the Acquired Assets will have been materially adversely affected as a result of fire, explosion, disaster, accident, labor dispute, flood, act of war, terrorism, civil disturbance or act of nature;

(viii) UPC has breached any representation, warranty or agreement contained in the UPC Existing Agreements or the UPC Waiver in any material respect; or

(ix) any of the conditions set forth in Section 8.1 will have become impossible to satisfy.

9.2 Effect of Termination. The right of termination under Section 9.1 is in addition to any other rights the Buyer Parties or the Sellers may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies and will not preclude an action for breach of this Agreement. If this Agreement is terminated, all continuing obligations of the parties under this Agreement will terminate except that Article X and the Confidentiality Agreement will survive indefinitely unless sooner terminated or modified by the parties in writing.

X. Indemnification

10.1 Indemnification by the Sellers.

(a) The Sellers will jointly and severally indemnify in full the Buyer Parties and hold them harmless against any Loss, whether or not actually incurred prior to the applicable date referred to in Section 10.1(d), arising from, relating to or constituting: (i) any breach or inaccuracy in any of the representations and warranties of the Sellers contained in this Agreement or in the Disclosure Schedule, or in the Closing Update or any closing certificate delivered by or on behalf of the Sellers pursuant to this Agreement (any such breach or inaccuracy to be determined without regard to any qualification for “materiality,” “in all material respects” or similar qualification); (ii) any liability of the Sellers for Taxes incurred on or prior to the Closing Date; (iii) failure of the Sellers to pay and discharge the obligations of the Sellers not explicitly assumed by Buyers pursuant to this Agreement, including the Retained Liabilities; (iv) any breach of any of the agreements of the Sellers contained in this Agreement; (v) any claim made by a securityholder or creditor of USUL; and (iv) the application to any Seller of any bankruptcy, insolvency, reorganization, moratorium or other Law affecting the enforcement of creditors’ rights (collectively, “Buyer Losses”).

(b) The Sellers will indemnify Buyer Parties for Buyer Losses (i) resulting from breaches or inaccuracies of Sections 3.5 through 3.17 and (ii) pursuant to Section 10.1(a)(ii) only if the aggregate amount of all Buyer Losses attributable to clauses (i) and (ii) exceeds $250,000 (the “Basket Amount”), in which case the Sellers will be liable for the aggregate amount of all Buyer Losses in excess of the Basket Amount.

(c) The Sellers’ liability will not exceed the Indemnification Limit for Buyer Losses (i) resulting from breaches or inaccuracies of Sections 3.5 through 3.17, and (ii) pursuant to Section 10.1(a)(ii).

(d) If Buyer Parties have a claim for indemnification under this Section 10.1, Buyer Parties will deliver to USE, as agent for the Sellers, one or more written notices of Buyer Losses (each a “Buyer Claim”), within 18 months after the Closing Date, except for Buyer Losses arising from (i) a breach or inaccuracy in the representations and warranties made in Section 3.7, (ii) any breach of any of the agreements by the Sellers made in Articles II, V, VI, VII, X or XI of this Agreement, (iii) failure of the Sellers to pay and discharge the obligations of the Sellers not explicitly assumed by Buyers pursuant to this Agreement, including the Retained Liabilities; (iv) any claim made by a securityholder or creditor of USUL; and (v) the application to any Seller of any bankruptcy, insolvency, reorganization, moratorium or other Law affecting the enforcement of creditors’ rights, for which Buyer Parties will deliver a Buyer Claim prior to six months after the expiration of the applicable statute of limitations. The Sellers will have no liability under this Section 10.1 unless the written notices required by the preceding sentence are given by the date specified. Any Buyer Claim will state in reasonable detail the basis for such Buyer Losses to the extent then known by Buyer and the nature of the Buyer Loss for which indemnification is sought, and it may state the amount of the Buyer Loss claimed. If such Buyer Claim (or an amended Buyer Claim) states the amount of the Buyer Loss claimed and the Sellers notify Buyer Parties that the Sellers do not dispute the claim described in such notice or fail to notify Buyer Parties within 20 Business Days after delivery of such notice by Buyer Parties whether the Sellers dispute the claim described in such notice, the Buyer Loss in the amount specified in Buyer Parties’ notice will be admitted by the Sellers, and the Sellers will pay the amount of such Buyer Loss to Buyer Parties. If the Sellers have timely disputed the liability of the Sellers with respect to a Buyer Claim (or an amended Buyer Claim) stating the amount of a Buyer Loss claimed, the Sellers and Buyer Parties will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within 30 days after delivery of the Sellers’ notice, Buyer Parties may seek judicial recourse. If a Buyer Claim does not state the amount of the Buyer Loss claimed, such omission will not preclude Buyer Parties from recovering from the Sellers the amount of the Buyer Loss described in such Buyer Claim if any such amount is subsequently provided in an amended Buyer Claim. In order to assert its right to indemnification under this Article X, Buyer Parties will not be required to provide any notice except as provided in this Section 10.1(d).

(e) The Sellers will pay the amount of any Buyer Loss to Buyer Parties within 10 days following the determination of the Sellers’ liability for and the amount of a Buyer Loss (whether such determination is made pursuant to the procedures set forth in this Section 10.1(e), by agreement between Buyer Parties and the Sellers, by arbitration award or by final adjudication).
(f) If the Sellers breach their obligations in Section 10.1(e), Buyer Parties may elect to recoup all or any part of the unpaid amount of the Buyer Loss by offsetting the amount of any payment required to be made pursuant to Section 2.6 or the Royalty Agreement and by notifying USE, as agent for the Sellers, of such election.

10.2 Indemnification by Buyer Parties.

(a) Buyer Parties will jointly and severally indemnify in full the Sellers and hold them harmless against any Loss, whether or not actually incurred prior to the date referred to in Section 10.2(d), arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties of Buyer Parties contained in this Agreement or in any certificate delivered by or on behalf of Buyer Parties pursuant to this Agreement (any such breach or inaccuracy to be determined without regard to any qualification as to “materiality,” “in all material respects” or similar qualification), (ii) any breach of any of the agreements of Buyer Parties contained in this Agreement, (iii) the failure of Buyer Parties to assume, pay and discharge the Assumed Liabilities and (iv) any Liability resulting exclusively from the ownership or use of the Acquired Assets after Closing (“Seller Losses”).

(b) Buyer Parties will indemnify the Sellers for the Seller Losses pursuant to Section 10.2(a)(i) only if the aggregate amount of all the Seller Losses attributable to Section 10.2(a)(i) exceeds $250,000 (the “Seller Basket Amount”), in which case Buyer Parties will be liable for the aggregate amount of the Seller Losses in excess of the Seller Basket Amount.

(c) Buyer’s liability shall not exceed the Indemnification Limit for the Seller Losses resulting from breach of Section 10.2(a)(i).

(d) If the Sellers have a claim for indemnification under this Section 10.2, the Sellers will deliver to Uranium One, as agent for the Buyer Parties, one or more written notices of the Seller Losses within 18 months after the Closing Date, except for Seller Losses arising from any breach of the agreements by the Buyer Parties made in Articles II, V, VI, VII, X or XI of this Agreement, for which Sellers will deliver the notice required by this sentence prior to six months after the expiration of the applicable statute of limitations. Buyer Parties will have no liability under this Section 10.2 unless the written notices required by the preceding sentence are given by the second anniversary of the Closing Date. Any written notice will state in reasonable detail the basis for the Seller Losses to the extent then known by the Sellers and the nature of the Seller Loss for which indemnification is sought, and it may state the amount of the Seller Loss claimed. If such written notice (or an amended notice) states the amount of the Seller Loss claimed and Buyer Parties notify the Sellers that Buyer Parties do not dispute the claim described in such notice or fail to notify the Sellers within 20 Business Days after delivery of such notice by the Sellers whether Buyer Parties dispute the claim described in such notice, the Seller Loss in the amount specified in the Sellers’ notice will be admitted by Buyer Parties, and Buyer Parties will pay the amount of the Seller Loss to the Sellers. If Buyer Parties have timely disputed their liability with respect to such claim, Buyer Parties and the Sellers will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within 30 days after delivery of Buyer Parties’ notice, the Sellers may seek judicial recourse. If a written notice does not state the amount of the Seller Loss claimed, such omission will not preclude the Sellers from recovering from Buyer Parties the amount of the Seller Loss with respect to the claim described in such notice if any such amount is promptly provided once determined. In order to assert its right to indemnification under this Article X, the Sellers will not be required to provide any notice except as provided in this Section 10.2(d).

(e) Buyer Parties will pay the amount of any Seller Loss to the Sellers within 10 days following the determination of Buyer Parties’ liability for and the amount of the Seller Loss

(whether such determination is made pursuant to the procedures set forth in this Section 10.2, by agreement between the Sellers and Buyer Parties, by arbitration award or by final adjudication).

10.3 Third-Party Actions Against Buyer Parties.

(a) Sellers will jointly and severally indemnify, defend and hold harmless the Buyer Parties and their Subsidiaries, and their respective officers, directors, employees, agents, shareholders and Affiliates (collectively, the “Buyer Indemnified Parties”) against any Loss (i) for which Sellers have agreed to indemnify Buyer Parties pursuant to Section 10.1(a) or (ii) arising out of the actions or inactions of Sellers after the Closing, in each case arising from any Litigation instituted by any third party (any such third party action or proceeding being referred to as a “Buyer Third-Party Action”). A Buyer Indemnified Party will give USE, as agent for the Sellers, prompt written notice of the commencement of a Buyer Third-Party Action. The complaint or other papers pursuant to which the third party commenced such Buyer Third-Party Action will be attached to such written notice. The failure to give prompt written notice will not affect any Buyer Indemnified Party’s right to indemnification unless such failure has materially and adversely affected Sellers’ ability to defend successfully such Buyer Third-Party Action.

(b) Sellers will contest and defend such Buyer Third-Party Action on behalf of any Buyer Indemnified Party that requests that they do so. Notice of the intention to so contest and defend will be given by Sellers to the requesting Buyer Indemnified Party within 20 Business Days after the Buyer Indemnified Party’s notice of such Buyer Third-Party Action (but, in all events, at least five Business Days prior to the date that a response to such Buyer Third-Party Action is due to be filed). Such contest and defense will be conducted by reputable attorneys retained by Sellers. A Buyer Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing. If the Buyer Indemnified Party elects to participate in such defense, the Buyer Indemnified Party will cooperate with Sellers in the conduct of such defense. A Buyer Indemnified Party will cooperate with Sellers to the extent reasonably requested by Sellers in the contest and defense of such Buyer Third-Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Buyer Indemnified Party if relevant to the defense of such Buyer Third-Party Action; provided, that such cooperation will not unduly disrupt the operations of the business of the Buyer Indemnified Party or cause the Buyer Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of such Buyer Indemnified Party to become public.

(c) If any Buyer Indemnified Party does not request that Sellers contest and defend a Buyer Third-Party Action, or if after such request Sellers do not contest and defend a Buyer Third-Party Action or if any Buyer Indemnified Party reasonably determines that Sellers are not adequately representing or, because of a conflict of interest, may not adequately represent any interests of the Buyer Indemnified Party at any time after requesting Sellers to do so, such Buyer Indemnified Party will be entitled to conduct its own defense and to be represented by attorneys of its own choosing, all at Sellers’ cost and expense. Sellers will pay as incurred (no later than 25 days after presentation) the fees and expenses of the counsel retained by such Buyer Indemnified Party pursuant to this Section 10.3(c).

(d) Neither a Buyer Indemnified Party nor Sellers may concede, settle or compromise any Buyer Third-Party Action without the consent of the other party, which consents will not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) if a Buyer Third-Party Action seeks the issuance of an injunction, the specific election of an obligation or similar remedy or (ii) if the subject matter of a Buyer Third-Party Action relates to the ongoing business of any Buyer Indemnified Party, which Buyer Third-Party Action, if decided against any Buyer Indemnified Party, would materially adversely affect the ongoing business or reputation of any Buyer Indemnified Party, the Buyer Indemnified Party alone will be entitled to settle such Buyer Third-Party Action in the first instance and, if the Buyer Indemnified Party does not settle such Buyer Third-Party Action, Sellers will then have the right to contest and defend (but not settle) such Buyer Third-Party Action.

10.4 Third-Party Actions Against Sellers.

(a) Buyer Parties will, jointly and severally, indemnify, defend and hold harmless the Sellers and their Subsidiaries, and their respective officers, directors, employees, agents, shareholders and Affiliates (collectively, the “Seller Indemnified Parties”) against any Loss (i) for which Buyer Parties have agreed to indemnify Sellers pursuant to Section 10.2(a) or (ii) arising out of the actions or inactions of the Buyer Parties after the Closing, in each case arising from any Litigation instituted by any third party (any such third party action or proceeding being referred to as a “Seller Third-Party Action”). A Seller Indemnified Party will give Uranium One, as agent for the Buyer Parties, prompt written notice of the commencement of a Seller Third-Party Action. The complaint or other papers pursuant to which the third party commenced such Seller Third-Party Action will be attached to such written notice. The failure to give prompt written notice will not affect any Seller Indemnified Party’s right to indemnification unless such failure has materially and adversely affected Buyer Parties’ ability to defend successfully such Seller Third-Party Action.

(b) Buyer Parties will contest and defend such Seller Third-Party Action on behalf of any Seller Indemnified Party that requests that they do so. Notice of the intention to so contest and defend will be given by Buyer Parties to the requesting Seller Indemnified Party within 20 Business Days after the Seller Indemnified Party’s notice of such Seller Third-Party Action (but, in all events, at least five Business Days prior to the date that a response to such Seller Third-Party Action is due to be filed). Such contest and defense will be conducted by reputable attorneys retained by the Buyer Parties. A Seller Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing. If the Seller Indemnified Party elects to participate in such defense, the Seller Indemnified Party will cooperate with the Buyer Parties in the conduct of such defense. A Seller Indemnified Party will cooperate with the Buyer Parties to the extent reasonably requested by the Buyer Parties in the contest and defense of such Seller Third-Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Seller Indemnified Party if relevant to the defense of such Seller Third-Party Action; provided, that such cooperation will not unduly disrupt the operations of the business of the Seller Indemnified Party or cause the Seller Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of such Seller Indemnified Party to become public.

(c) If any Seller Indemnified Party does not request that Buyer Parties contest and defend a Seller Third-Party Action, or if after such request Buyer Parties do not contest and defend a Seller Third-Party Action or if any Seller Indemnified Party reasonably determines that Buyer Parties are not adequately representing or, because of a conflict of interest, may not adequately represent any interests of the Seller Indemnified Party at any time after requesting Buyer Parties to do so, such Seller Indemnified Party will be entitled to conduct its own defense and to be represented by attorneys of its own choosing, all at Buyer Parties’ cost and expense. Buyer Parties will pay as incurred (no later than 25 days after presentation) the fees and expenses of the counsel retained by such Seller Indemnified Party pursuant to this Section 10.4(c).

(d) Neither a Seller Indemnified Party nor Buyer Parties may concede, settle or compromise any Seller Third-Party Action without the consent of the other party, which consents will not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) if a Seller Third-Party Action seeks the issuance of an injunction, the specific election of an obligation or similar remedy or (ii) if the subject matter of a Seller Third-Party Action relates to the ongoing business of any Seller Indemnified Party, which Seller Third-Party Action, if decided against any Seller Indemnified Party, would materially adversely affect the ongoing business or reputation of any Seller Indemnified Party, the Seller Indemnified Party alone will be entitled to settle such Seller Third-Party Action in the first instance and, if the Seller Indemnified Party does not settle such Seller Third-Party Action, Buyer Parties will then have the right to contest and defend (but not settle) such Seller Third-Party Action.

10.5 Sole and Exclusive Remedy. Prior to or in connection with the Closing, the parties will have available to them all remedies available at law or in equity, including specific performance or other equitable remedies. After the Closing, the rights set forth in Sections 10.1, 10.2 and, to the extent applicable, 10.3 and 10.4, will be the exclusive remedy for breach or inaccuracy of any of the representations and warranties contained in Article III and IV of this Agreement and will be in lieu of contract remedies, but the parties otherwise will have available to them all other remedies available at law or in equity. Notwithstanding the foregoing, nothing in this Agreement will prevent any party from bringing an action based upon fraud or willful misconduct by the other party in connection with this Agreement. In the event such action is brought, the prevailing party’s attorneys’ fees and costs will be paid by the nonprevailing party.

10.6 Tax Adjustment. Any payment under this Article X will be, for Tax purposes, to the extent permitted by Law, an adjustment to the Purchase Price. In calculating any Loss, the amount will be increased to give effect to any Tax related to the receipt of any payment and the amount will be decreased to give effect to any benefit related to the increase of such Loss to the extent actually received by Buyer Parties.

10.7 Indemnification in Case of Strict Liability or Indemnitee Negligence. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE X WILL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON

FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

XI. General

11.1 Press Releases and Announcements. Each party may upon execution of this Agreement issue a news release disclosing this Agreement and the subject matter hereof. Any party intending to issue such release shall first provide the other parties with a reasonable opportunity to review and comment thereon prior to the issuance thereof. Each party will provide the other parties with a reasonable opportunity to review and comment on all subsequent public announcements, news releases or other disclosure by such party relating to this Agreement or the subject matter hereof prior to the issuance thereof except where the disclosing party, in its reasonable opinion, believes that such public announcement, news release or other disclosure is required by law and such advance disclosure to the other party would not be practicable.

(b) Any other announcements to lessors, suppliers, contractors and others having dealings with the Sellers with respect to any of the Acquired Assets, or similar publicity, with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Buyer Parties determine and approve.

11.2 Expenses. Except as otherwise expressly provided for in this Agreement, each party will pay all expenses incurred by it in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not).

11.3 Amendment and Waiver. This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

11.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five Business Days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to any Buyer Party or to any Seller will, unless another address is specified in writing, be sent to the address indicated below:

If to any Buyer Party:

sxr Uranium One Inc.
Suite 1610 - 390 Bay Street
Toronto, Ontario M5H 2Y2
Canada
Attn: Jennifer Smith
Facsimile No. (416) 363-6806

With a copy to:

Dorsey & Whitney LLP
1420 Fifth Avenue, Suite 3400
Seattle, Washington
USA 98101
Attn: Christopher Doerksen
Facsimile No. (206) 903-8820

And with a copy to:

Davis & Company LLP
Suite 2800 Park Place
666 Burrard Street
Vancouver, British Columbia
Canada V6C 2Z7
Attn: Lloyd H. Hong
Facsimile No. (604) 605-3727

If to any Seller:

U.S. Energy Corp.
877 N. 8th W.
Riverton, Wyoming
USA 82501
Attn: Mark J. Larsen
Facsimile No. (307) 857-3050

With a copy to:

U.S. Energy Corp.
877 N. 8th W.
Riverton, Wyoming
USA 82501
Attn: Steven R. Youngbauer
Facsimile No. (307) 857-3234

And with a copy to:

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado
USA 80202
Attn: Scot W. Anderson
Facsimile No. (303) 893-1379

11.5 Assignment.

(a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the Buyer Parties, on the one hand, or any of the Sellers, on the other hand, without the prior written consent of the Sellers or the Buyer Parties, respectively, except that (i) any Buyer Party may assign any of its rights under this Agreement to one or more Subsidiaries of Uranium One, so long as the transferring Buyer Party remains responsible for the performance of all of its obligations under this Agreement; and (ii) after the Closing, any Buyer Party may assign any of its rights and any of its obligations under this Agreement, other than the guarantee of Uranium One with respect to Uranium One Utah’s obligations under Section 2.6 of this Agreement and the Royalty Agreement (the “Payment Guarantee”), to any other Person without the consent of the Sellers.

(b) In addition, after the Closing, Uranium One may assign the Payment Guarantee upon transfer of fifty percent (50%) or greater of Uranium One Utah’s interest in the Shootaring Canyon Mill to any Person (a “Transferee”); provided, however, that if Uranium One intends to assign the Payment Guarantee prior to making the payments specified in Section 2.6(a)(i) and (ii),

(i) the assignment of the Payment Guarantee shall be conditioned upon Uranium One Utah and the Transferee executing and delivering to USE an assignment and assumption agreement substantially in the form attached hereto in Exhibit J and the Transferee executing and delivering to USE a security agreement and lien and a deed of trust, in each case, substantially in the form attached hereto in Exhibit J, and until the foregoing procedures have been complied with, Uranium One’s assignment of the Payment Guarantee shall be ineffective although the transfer of the underlying assets and obligations shall be effective; and

(ii) if Uranium One Utah transfers fifty percent (50%) or greater, but less than one hundred percent (100%), of its interest in the Shootaring Canyon Mill to the Transferee (the percentage interest being transferred to the Transferee being referred to herein as the “Applicable Percentage”), Uranium One may not assign to the Transferee more than the Applicable Percentage of the Payment Guarantee.

(c) USE agrees that it will cooperate fully with the Buyer Parties and the Transferee in completing the documentation set forth in Section 11.5(b) as soon as reasonably practicable. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. The Sellers acknowledge and agree that a change of control of a Buyer Party shall not be deemed a transfer or assignment for purposes of this Agreement and the Royalty Agreement as long as either (i) the change of control does not result in Uranium One having a new ultimate parent, or (ii) the Payment Guarantee is assigned to and ratified by the new ultimate parent of Uranium One. The Sellers agree that upon any assignment of all or any part of Uranium One’s guarantee made in compliance with this Section 11.5, Uranium One shall be released from its obligations under such guarantee to the same extent that such guarantee was assigned.

11.6 No Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

11.7 No Partnership and No Corporate Opportunity. Nothing in this Agreement creates, or is intended to create, any partnership, joint venture relationship, fiduciary relationship or relationship of confidence and trust between or among the parties. The doctrines of corporate opportunity or business opportunity that sometimes apply to persons engaged in a joint venture or having a fiduciary relationship or a relationship of confidence and trust shall not apply in the case of any of the parties to this Agreement.

11.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.9 Complete Agreement. This Agreement, the Confidentiality Agreement and, when executed and delivered, the Ancillary Agreements, contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral. Without limiting the foregoing, the Exclusivity Agreement and the Term Sheet between the parties is hereby terminated.

11.10 Schedules. In the event of any inconsistency between the statements in this Agreement and statements in the Disclosure Schedule, the statements in this Agreement will control and the statements in the Disclosure Schedule will be disregarded.

11.11 Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

11.12 Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF COLORADO WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

11.13 Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of each Seller, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that Buyer provide any bond or other security). The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

11.14 Jurisdiction. Subject to the procedures specified in Article X, each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in the City and County Denver, Colorado, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

11.15 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE

FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16 Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” A statement that an action has not occurred in the past means that it is also not presently occurring. When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

11.17 Currency. Unless otherwise indicated, all references in this Agreement to currency are references to U.S. dollars.

11.18 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

IN WITNESS WHEREOF, the Buyer Parties and the Sellers have executed this Asset Purchase Agreement as of the date first above written.

SXR URANIUM ONE INC.	U.S. ENERGY CORP.

By: /s/ Neal Froneman	By: /s/ Mark Larsen
Name: Neal Froneman	Name: Mark Larsen
Title: President and CEO	Title: President

URANIUM ONE UTAH INC.	CRESTED CORP.

By: /s/ John M. Sibley	By: /s/ Keith G. Larsen
Name: John M. Sibley	Name: Keith G. Larsen
Title: President	Title: Co-Chairman

URANIUM ONE VENTURES U.S.A. INC.
PLATEAU RESOURCES LIMITED

By: /s/ John M. Sibley
Name: John M. Sibley	By: /s/ Hal Herron
Title: President	Name: Hal Herron
Title: President

URANIUM ONE EXPLORATION U.S.A.
INC.	PLATEAU RESOURCES LIMITED, INC.

By: /s/ John M. Sibley
Name: John M. Sibley	By: /s/ Hal Herron
Title: President	Name: Hal Herron
Title: President

U.S. URANIUM LTD.

By: /s/ Keith G. Larsen
Name: Keith G. Larsen
Title: Chairman

U.S. ENERGY CORP. AND CRESTED
CORP. dba USECB JOINT VENTURE

U.S. Energy Corp. (50% owner)

By: /s/ Mark Larsen
Name: Mark Larsen
Title: President

Crested Corp. (50% owner)

By: /s/ Keith G. Larsen
Name: Keith G. Larsen
Title: Co-Chairman

Guarantee:

sxr Uranium One, Inc., a Canadian corporation (“Uranium One”), hereby absolutely, irrevocably and unconditionally guarantees, subject to Section 11.5 of this Agreement, the compliance with and performance by each Buyer of each of the provisions, covenants, agreements and conditions applicable to any Buyer contained in this Agreement or any Ancillary Agreement, and guarantees the full and prompt payment by Buyers of all amounts payable pursuant to this Agreement or any Ancillary Agreement. The obligations of Uranium One as guarantor are independent of the obligations of Buyers, and Sellers may proceed directly against Uranium One under this guaranty clause without being required to proceed against any other Buyer, another guarantor or any security given by Buyers or to exhaust any other rights or remedies Sellers may have against any Buyer.

Made this 22 day of February, 2007

SXR URANIUM ONE INC.

By: /s/ Neal Froneman
Name: Neal Froneman
Title: President & CEO